UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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King Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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King Pharmaceuticals,® Inc. 501 Fifth Street Bristol, TN 37620

Brian A. Markison

Chairman of the Board, President
and Chief Executive Officer

April 23, 2009

To the Shareholders of King Pharmaceuticals, Inc.:

You are cordially invited to attend the annual meeting of shareholders of King Pharmaceuticals, Inc., to be held on June 4, 2009 at 9:00 a.m. Eastern Daylight Time, at The Umstead Hotel, 100 Woodland Pond, Cary, North Carolina 27513. At the meeting, you will be asked to:

•	elect three Class I directors and two Class II directors to serve until the 2010 annual meeting of shareholders or until their successors have been duly elected and qualified;

•	ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

•	consider and act upon a non-binding shareholder proposal requesting the adoption of a majority voting standard in the election of directors; and

•	consider and act upon any other matters which properly come before the annual meeting or any adjournment of the meeting.

The Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders through the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need while lowering the cost of delivery and reducing the environmental impact of our annual meeting.

In connection with the meeting, we have mailed you a Notice of Availability of Proxy Materials, which provides instructions on how to obtain a proxy statement and a form of proxy through the Internet or, if you wish, in printed form.

Your vote is very important. Whether or not you plan to attend the meeting, please promptly vote using the available Internet or telephone voting systems or, if you have obtained a printed proxy card, by completing, signing, dating and returning your proxy card by mail. Instructions for using these alternatives are enclosed. I urge you to vote as soon as possible.

Detailed information relating to King’s activities and operating performance during 2008 is contained in our annual report. The annual report is available for viewing at the website indicated on the Notice of Availability of Proxy Materials, but it is not a part of the proxy soliciting material. If you would like to obtain a printed copy of the annual report, please see the instructions contained on the Notice of Availability of Proxy Materials.

Very truly yours,

Brian A. Markison
Chairman of the Board,
President and Chief Executive Officer

KING PHARMACEUTICALS, INC.
501 Fifth Street
Bristol, Tennessee 37620

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 4, 2009

The annual meeting of shareholders of King Pharmaceuticals, Inc. will be held on Thursday, June 4, 2009 at 9:00 a.m., Eastern Daylight Time, at The Umstead Hotel, 100 Woodland Pond, Cary, North Carolina 27513, for the following purposes:

1.	Election of Class I and Class II Directors. To elect three Class I directors and two Class II directors to serve until the 2010 annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of Pricewater-houseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	Non-Binding Shareholder Proposal. To consider and act upon a non-binding shareholder proposal requesting the adoption of a majority voting standard in the election of directors.

4.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only those shareholders of record at the close of business on March 30, 2009 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 247,813,828 shares of common stock were outstanding. Each share entitles the holder to one vote.

BY ORDER OF THE BOARD OF DIRECTORS

James W. Elrod
Chief Legal Officer and Secretary

April 23, 2009

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please promptly vote using the available Internet voting system or, if you have obtained a printed proxy card, by calling the telephone number that appears on your proxy card or by completing, signing, dating and returning your proxy card by mail. Instructions for using these alternatives are enclosed.

ADMISSION TO THE MEETING

If you wish to attend the shareholders’ meeting, you will be required to present your Notice of Availability of Proxy Materials. You and one guest may attend the meeting. You and any guest will also be required to present valid photographic identification in order to enter the meeting.

i

KING PHARMACEUTICALS, INC.
501 Fifth Street
Bristol, Tennessee 37620

PROXY STATEMENT
For 2009 Annual Meeting of Shareholders

The Board of Directors of King Pharmaceuticals, Inc. (“King” or “the company”) requests that you allow your common stock to be represented at the 2009 annual meeting of shareholders by the proxies named on the enclosed proxy card. The Notice of Availability of Proxy Materials was sent to you in connection with this request and was mailed to all shareholders beginning on or about April 23, 2009.

INFORMATION ABOUT THE ANNUAL MEETING

Why did you provide me this proxy statement?

We have made these proxy materials available to you through the Internet, or, upon your request, have delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the 2009 annual meeting of shareholders. This proxy statement, along with the accompanying Notice of Annual Meeting of Shareholders, describes the purposes of the meeting and the information you need to know to vote at the meeting.

When is the annual meeting?

The meeting will be held on Thursday, June 4, 2009 at 9:00 a.m. Eastern Daylight Time.

Where will the annual meeting be held?

The meeting will be held at The Umstead Hotel, 100 Woodland Pond, Cary, North Carolina 27513.

What items will be voted on at the meeting?

You will be voting on the following matters:

1.	Election of Class I and Class II Directors. To elect three Class I directors and two Class II directors to serve until the 2010 annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	Non-Binding Shareholder Proposal. To consider and act upon a non-binding shareholder proposal requesting the adoption of a majority voting standard in the election of directors.

4.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who can vote?

You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, March 30, 2009. Each shareholder is entitled to one vote for each share of common stock held on that date. On the record date, there were 247,813,828 shares of common stock outstanding and entitled to vote.

How do I vote by proxy?

You may choose one of the following ways to vote by proxy:

Vote by Internet:  You may vote using the Internet site listed on the Notice of Availability of Proxy Materials. This site will give you the opportunity to make your selections and confirm that your voting instructions have been followed. Internet voting procedures authenticate your identity by use of a unique control number found on the Notice. To vote through the Internet, you must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. King does not charge any separate fees for access to the Internet voting web site.

Vote by Telephone:  Registered and most beneficial shareholders can also vote by telephone (toll-free for calls originating in the United States). To do so, you must obtain the voting telephone number by either visiting the Internet site listed on the Notice of Availability Proxy Materials or by requesting printed proxy materials. Instructions for obtaining printed materials appear on the Notice of Availability of Proxy Materials. You may then vote by calling the voting telephone number, entering your unique control number (listed on your Notice of Availability Proxy Materials) and following the simple recorded instructions. Note that requests for printed proxy materials must be received by May 21, 2009.

Vote by Mail:  If you choose to vote by mail, you must request printed proxy materials. Instructions for obtaining these materials appear on the Notice of Availability of Proxy Materials. Once you receive your proxy card, simply mark it and then sign, date and return it in the envelope provided. Note that requests for printed proxy materials must be received by May 21, 2009.

If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How long do I have to vote?

If you choose to cast your vote using the Internet or by telephone, you must do so by 11:59 p.m., Eastern Daylight Time, on Wednesday, June 3, 2009, the day before the annual meeting. Votes submitted by mail must be received prior to the annual meeting. If you hold your shares beneficially in street name through a nominee, you should follow the instructions you receive from your nominee.

What are my voting options?

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For the other proposals, you may vote “For” or “Against” or you may “Abstain” from voting.

What are the Board’s recommendations?

The Board recommends that you vote:

•	“For” the election of all of its nominees for Class I and Class II director,

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and

•	“Against” the non-binding shareholder proposal requesting the adoption of a majority voting standard in the election of directors.

If you return a signed proxy card but do not specify how you want to vote your shares, we will vote them according to the recommendations of the Board described above.

If any matters other than those set forth above are properly brought before the annual meeting, the individuals named on your proxy card may vote your shares in accordance with the recommendations of management.

How do I change or revoke my proxy?

You can change or revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting another proxy in writing, by telephone or via the Internet as of a more recent date than that of the proxy first given,

•	attending the annual meeting, where you can revoke your proxy and vote in person, or

•	sending written notice of revocation to our Assistant Secretary, William L. Phillips III, at 501 Fifth Street, Bristol, Tennessee 37620.

If you choose to change or revoke your vote via the Internet or by telephone, you must do so by 11:59 p.m., Eastern Daylight Time, on Wednesday, June 3, 2009, the day before the annual meeting. Changes or revocations submitted by mail must be received prior to the annual meeting.

Will my shares be voted if I do not vote by proxy?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote at the meeting in person or as described above under “How do I vote by proxy?”

If your shares are held in “street name” through a nominee (such as a bank or broker) and you do not provide voting instructions to the nominee that holds your shares, the nominee has the discretionary authority to vote your unvoted shares on certain matters. A “broker non-vote” arises when a broker, financial institution or other holder of record that holds shares in street name does not receive instructions from a beneficial owner and does not have the discretionary authority to vote on a particular item. Under current New York Stock Exchange rules, brokers have discretionary authority to vote on the proposal regarding the election of directors and the proposal regarding the ratification of the appointment of our independent registered public accounting firm. Brokers do not have discretionary authority to vote on the non-binding shareholder proposal requesting the adoption of a majority voting standard in the election of directors.

We encourage you to provide voting instructions to your nominee. Doing so will ensure that your shares will be voted in the manner you desire.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. will count the votes and serve as our inspector of election. The inspector of election will be present at the meeting.

How many votes are required?

If a quorum is present at the annual meeting:

•	the director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting,

•	ratification of the appointment of the independent registered public accounting firm will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes,

•	approval of the non-binding shareholder proposal requesting the adoption of a majority voting standard in the election of directors will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes, and

•	approval of other matters submitted to the shareholders will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes.

What constitutes a “quorum” for the meeting?

A majority of the outstanding shares of common stock, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy.

Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. Abstentions and broker non-votes do not count in the voting results and have no effect on the result of the vote on the proposal to elect directors, the proposal to ratify the appointment of the independent registered public accounting firm or the non-binding shareholder proposal requesting the adoption of a majority voting standard in the election of directors, so long as a quorum is present.

Who pays for the solicitation of proxies?

We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by mail, regular employees of King and paid solicitors may make solicitations personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies. We have retained Georgeson Inc. to assist in the solicitation for a fee of approximately $8,000 plus reasonable out-of-pocket expenses.

When are 2010 shareholder proposals due?

Proposals by shareholders to be considered for inclusion in the materials related to solicitation of proxies by the Board of Directors for the annual meeting in 2010 must be received by our Assistant Secretary, William L. Phillips III, at 501 Fifth Street, Bristol, Tennessee 37620, no later than 120 days prior to the date that is one year from the date on which the Notice of Availability of Proxy Materials was first mailed to shareholders, April 23, 2009. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended.

Shareholder proposals not submitted for inclusion in the Board of Directors’ proxy statement but which are received not less than sixty nor more than ninety days prior to the date of the 2010 annual meeting may be eligible to be presented at the meeting. If less than seventy days’ notice or public disclosure of the date of the 2010 annual meeting is given or made to shareholders, notice of a shareholder proposal, to be timely, must be received by the Assistant Secretary not later than the close of business on the tenth day following the date on which notice of the date of the 2010 annual meeting is mailed or public disclosure of the date is made. Shareholder proposals which are received outside of these required periods will be considered untimely. The Chairman may exclude an untimely proposal from consideration or, if the proposal is considered, any proxy given pursuant to the Board’s solicitation of proxies will be voted in accordance with the recommendation of management.

CORPORATE GOVERNANCE

We are committed to effective corporate governance and believe it is important to our long-term performance and ability to create value for our shareholders. Our Board of Directors has adopted Corporate Governance Guidelines which are available at www.kingpharm.com by first choosing “Investors” and then “Governance,” and they are also available to any shareholder who requests a copy from our Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Nominees for Election as Class I Directors (Terms to Expire in 2010)

R. Charles Moyer, Ph.D., age 63, has served as a director since December 2000. Dr. Moyer presently serves as Dean of the College of Business at the University of Louisville. He is Dean Emeritus of the Babcock Graduate School of Management at Wake Forest University, having served as Dean from 1996 until his retirement from this position in August 2003, and as a professor from 1988 until 2005. Dr. Moyer held the GMAC Insurance Chair of Finance at Wake Forest University. Prior to joining the faculty at Wake Forest in 1988, Dr. Moyer was Finance Department Chairman at Texas Tech University. Dr. Moyer earned his Doctorate in Finance and Managerial Economics from the University of Pittsburgh in 1971, his Master of Business Administration degree from the University of Pittsburgh in 1968 and his Bachelor of Arts degree in Economics from Howard University in 1967.

D. Greg Rooker, age 61, has served as a director since October 1997. Mr. Rooker is the former owner and President of Family Community Newspapers of Southwest Virginia, Inc., Wytheville, Virginia, which consisted of six community newspapers and a national monthly motor sports magazine. He retired from this position in 2000. He is a co-founder of The Jason Foundation and Brain Injury Services of SWVA, Inc., each a non-profit organization providing services to brain injury survivors. Mr. Rooker serves as Secretary/Treasurer of The Jason Foundation and as a member of the Board of Directors of Brain Injury Services of SWVA, Inc. Mr. Rooker graduated from Northwestern University with a degree in Journalism in 1969.

Ted G. Wood, age 71, has served as a director since August 2003 and as Lead Independent Director since May 2007. Mr. Wood was the Non-Executive Chairman from May 2004 until May 2007. He is retired from The United Company in Bristol, Virginia, where he served as Vice Chairman from January 2003 until August 2003. He previously served as President of the United Operating Companies from 1998 to 2002. Mr. Wood was previously a director of King from April 1997 to May 2000. From 1992 to 1993, he was President of Boehringer Mannheim Pharmaceutical Corporation in Rockville, Maryland. From 1993 to 1994, he was President of KV Pharmaceutical Company in St. Louis, Missouri. From 1975 to 1991, he was employed by SmithKline Beecham Corporation where he served as President of Beecham Laboratories from 1988 to 1989 and Executive Vice President of SmithKline from 1990 to 1991. Mr. Wood is also a member of the board of directors of Alpha Natural Resources, Inc., a publicly-held corporation. He graduated from the University of Kentucky with a Bachelor of Science degree in Commerce in 1960. In 1986 he completed the Advanced Management Program at Harvard University.

Nominees for Election as Class II Directors (Terms to Expire in 2010)

Earnest W. Deavenport, Jr., age 71, has served as a director since May 2000. In 2002, he retired as Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, Kingsport, Tennessee, where he was employed in various capacities since 1960. He was Chairman of the National Association of Manufacturers in 1998 and is currently a member of the National Academy of Engineering. Mr. Deavenport is also a member of the boards of directors of Zep, Inc. and Regions Financial Corporation, each a publicly-held company. Mr. Deavenport graduated from the Massachusetts Institute of Technology with a Master of Science degree in Management in 1985 and from Mississippi State University with a Bachelor of Science degree in Chemical Engineering in 1960.

Elizabeth M. Greetham, age 59, has served as a director since November 2003. She retired as the Chief Executive Officer and President of ACCL Financial Consultants Ltd. in December 2007. From 1998 until 2004 she was a director of DrugAbuse Sciences, Inc. and served as its Chief Executive Officer from August 2000 until 2004 and as Chief Financial Officer and Senior Vice President, Business Development from April 1999 to August 2000. Prior to joining DrugAbuse Sciences, Inc., Ms. Greetham was a portfolio manager with Weiss, Peck & Greer, an institutional investment management firm, where she managed the WPG Life Sciences Funds, L.P., which invests in select biotechnology stocks. She was previously a consultant to F. Eberstadt & Co. In total, Ms. Greetham has over 25 years of experience as a portfolio manager and health care analyst in the United States and Europe. Ms. Greetham earned a Master of Arts (Honours) degree in Economics from the University of Edinburgh, Scotland in 1971.

Incumbent Directors — Class III (Terms to Expire in 2010)

Philip A. Incarnati, age 55, has served as a director since November 2006. He has served as President and Chief Executive Officer of McLaren Health Care Corporation, an integrated health care system, since 1989. Before joining McLaren, Mr. Incarnati held top-level executive positions with the Wayne State University School of Medicine, Detroit Receiving Hospital and University Health Center, and Horizon Health System. Mr. Incarnati also serves on the board of Medical Staffing Network, Inc., a publicly-traded company, and on the boards of two privately-held companies, PHNS, Inc. and Reliant Renal Care Inc. Mr. Incarnati earned both a Bachelor’s Degree and a Master’s Degree in management and finance from Eastern Michigan University (EMU). He has been a member of the EMU Board of Regents since 1992, when he was appointed by then-Michigan Governor John Engler, serving as its Chairman from 1995 until 2005.

Gregory D. Jordan, Ph.D., age 57, has served as a director since June 2001. He has served as President of King College in Bristol, Tennessee since 1997, having joined the King College faculty in 1980. He received his Bachelor of Arts degree from Belhaven College in 1973; his Master of Arts and Divinity degrees from Trinity Evangelical Divinity School in 1976 and 1977, respectively; his Doctorate in Hebraic and Cognate Studies from Hebrew Union College Jewish Institute of

Religion in 1987; and his Master of Business Administration degree from the Babcock Graduate School of Management at Wake Forest University in 2004.

Brian A. Markison, age 49, was elected as Chairman of the Board in May 2007. He has served as President and Chief Executive Officer and a director since July 2004. He joined King as Chief Operating Officer and served in that position from March 2004 until July 2004. Previously, Mr. Markison held various positions with Bristol-Myers Squibb beginning in 1982, most recently as President of Bristol-Myers Squibb’s Oncology, Virology and Oncology Therapeutics Network businesses. Between 1998 and 2001, he served variously as Senior Vice President, Neuroscience/Infectious Disease; President, Neuroscience/Infectious Disease/Dermatology; and Vice President, Operational Excellence and Productivity. He also held various sales and marketing positions. Mr. Markison is a member of the Board of Directors of Immunomedics, Inc., a publicly-held corporation. He graduated from Iona College in 1982 with a Bachelor of Science degree.

Role of the Board

Pursuant to Tennessee law, our business, property and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of King Pharmaceuticals, Inc., but is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers and independent registered public accounting firm.

Board Structure

We currently have eight directors, divided into three groups: Class I directors, Class II directors and Class III directors. Formerly, each class of directors was elected to serve until the third annual meeting of shareholders following its election. At the 2007 annual meeting of shareholders, King’s shareholders approved an amendment to our charter to provide for the annual election of directors, commencing with the Class I directors whose terms expired in 2008. This change means that the Class I and Class II directors who are elected at the 2009 annual meeting will serve until the 2010 annual meeting of shareholders or until their successors are duly elected and qualified, unless they earlier resign or are removed. Class III directors are expected to complete their original three-year terms, which expire as of the 2010 annual meeting of shareholders. As of the annual meeting in 2010, all directors will stand for election annually.

Independent Directors

The Board has determined that the following directors are independent from the company under the independence standards of the New York Stock Exchange: Earnest W. Deavenport, Jr., Elizabeth M. Greetham, Philip A. Incarnati, Gregory D. Jordan, R. Charles Moyer, D. Greg Rooker and Ted G. Wood.

2008 Board Meetings

In 2008, the Board met twenty-three times. All directors attended at least 75% of the aggregate of all of the Board meetings and meetings held by committees of which they were members.

Board Committees

The Board has appointed an Audit Committee, a Compensation and Human Resources Committee and a Nominating and Corporate Governance Committee, each member of which has been determined by our Board of Directors to be independent of King pursuant to the listing standards of the New York Stock Exchange (“NYSE”). Each of these committees operates pursuant to a written charter adopted by our Board of Directors. Each charter is available through our website, www.kingpharm.com, by first choosing “Investors” and then “Governance,” and each is also available to any shareholder who requests a copy from our Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620. The Board has also formed a Risk Committee composed of all directors.

The Audit Committee currently consists of R. Charles Moyer (Chair), Elizabeth M. Greetham, Philip A. Incarnati and D. Greg Rooker. The Audit Committee has the authority and responsibility, among other obligations, to select, retain, compensate, terminate and oversee the work of our independent registered public accounting firm; to assess the qualifications and independence of our independent registered public accounting firm; to pre-approve auditing, audit-related and permitted non-

auditing services rendered by our independent registered public accounting firm; to discuss with the independent registered public accounting firm the results of the annual audit and quarterly reviews of financial statements; to review and evaluate management’s conduct of King’s financial reporting processes (including the development and maintenance of systems of internal accounting and financial control); to oversee King’s compliance with certain legal and regulatory requirements; to oversee the performance of King’s internal audit function, which is a responsibility of the Compliance Office; to monitor compliance with King’s investment policy; and to make reports to the Board periodically with respect to its work. The Board of Directors has determined that each member of the Audit Committee meets the independence, experience and other qualification requirements of the NYSE and the Securities and Exchange Commission (“SEC”) and that Dr. Moyer and Ms. Greetham, each of whom serves on the Audit Committee, are “audit committee financial experts,” as defined by the rules of the Securities and Exchange Commission. None of the Committee’s members serves on more than three public company audit committees. The Audit Committee met seven times during 2008. For additional information regarding the Audit Committee, please see the Report of the Audit Committee of the Board of Directors that begins on page 10.

The Compensation and Human Resources Committee, which currently consists of Earnest W. Deavenport, Jr. (Chair), Gregory D. Jordan and Ted G. Wood, has the authority and responsibility, among other obligations, to establish and periodically review a general compensation philosophy for the executive officers; to annually review and approve the corporate goals and objectives upon which the compensation of the chief executive officer (“CEO”) is based, evaluate the CEO’s performance in light of these goals and objectives and determine the CEO’s compensation; to review and approve the recommendations of the CEO with regard to the compensation and benefits of the executive officers; in conjunction with the Nominating and Corporate Governance Committee, to review annually and make recommendations to the Board with respect to the compensation (including any equity-based compensation) of non-employee directors; to oversee the talent management process, including an annual review of plans for executive officer succession; and to oversee regulatory compliance with respect to compensation matters. In 2008, the Committee was advised with respect to executive compensation matters by an independent outside consultant, James F. Reda & Associates, LLC, retained by the Committee. The Compensation and Human Resources Committee met seven times during 2008. For additional information regarding the Compensation and Human Resources Committee and compensation matters generally, please see the Compensation Discussion and Analysis and related information that begins on page 13.

The Nominating and Corporate Governance Committee currently consists of Gregory D. Jordan (Chair), Earnest W. Deavenport, Jr. and R. Charles Moyer. The Nominating and Corporate Governance Committee has the authority and responsibility, among other obligations, to locate, evaluate and recommend to the Board persons to be nominated for election or appointment as a director; to recommend to the Board a chair and members for each of the Board’s committees; to assist the Board and its Committees in the development and implementation of performance evaluation processes; to review annually our Corporate Governance Guidelines and recommend to the Board any changes that the Committee determines to be necessary or desirable; to assist the Board with the orientation of new directors and continuing education for existing directors; in conjunction with the Compensation and Human Resources Committee, to annually review and make recommendations to the Board with respect to the compensation (including equity-based compensation) of non-employee directors; and to examine annually the independence from King of each non-employee director and deliver to the Board the results of its review. The Nominating and Corporate Governance Committee met four times during 2008.

The Nominating and Corporate Governance Committee may consider, in evaluating potential director nominees, any of the following factors, or other factors, which it determines to be relevant:

•	Character and integrity.

•	Educational background.

•	Business or professional experience, including experience with financial statements, financial reporting, internal controls, executive compensation, corporate governance, employee benefits, manufacturing and regulatory issues or other relevant areas of experience.

•	Familiarity with the principal operations of publicly-traded United States companies.

•	Current or prior relationships with King Pharmaceuticals, Inc. or any of its subsidiaries.

•	The correlation between the candidate’s experience and the Committee’s evaluation of present and future needs of the Board.

If reviewing the qualifications of an incumbent director, the Committee also considers the past performance of the incumbent director.

Shareholders may recommend candidates to the Committee by submitting a written recommendation to the Chief Legal Officer, 501 Fifth Street, Bristol, Tennessee 37620. The Chief Legal Officer will direct all such correspondence to the Committee.

In order for a written shareholder recommendation to be evaluated by the Committee, it must include all information about the candidate that is required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. The written recommendation must also be accompanied by the candidate’s written consent to be named in a proxy statement as a nominee, if recommended by the Committee and nominated by the Board, and to serve as a director if appointed or elected. Additional information about the candidate may be requested by the Committee from time to time, either from the recommended person or from the recommending shareholder.

The shareholder must also disclose, with the written recommendation, the number of shares of King’s common stock beneficially owned by the shareholder, the percentage of all outstanding common stock which the shares represent and the period of time the shareholder has beneficially owned the shares. If the shareholder is part of a group of shareholders that is making the recommendation, the shareholder must also disclose the names of the other members of the group and, for each member of the group, the number of shares of King’s common stock beneficially owned by the member, the percentage of all outstanding common stock which the shares represent and the period of time the member has beneficially owned the shares.

Once the Committee has received all required or requested information regarding a particular shareholder-recommended candidate, the Committee will evaluate that candidate according to its established evaluation practices and, based on the results of that evaluation, will determine whether to recommend the candidate to the Board for nomination for election or appointment as a director.

The procedure described above does not preclude a shareholder of record from making nominations of directors to be considered at an annual meeting, provided such nominations are in accordance with King’s bylaws as then in effect.

From time to time, the Committee has retained and paid a consultant to assist it in the process of identifying or evaluating Board candidates. No candidates have been recommended to serve on the Board of Directors by a shareholder or group of shareholders who beneficially owned more than 5% of our common stock.

The Risk Committee currently consists of all directors and is chaired by Mr. Markison. This Committee is responsible for oversight of King’s risk management processes; risk assessments; risk mitigation activities; the adoption of risk tolerances; and the activities and reports of management’s Enterprise Risk Management Committee, which uses an enterprise risk management approach to the management of material risks. This approach is designed to identify, assess, mitigate and manage material risks, and supports the Board’s corporate governance goals and the efforts of management to achieve strategic objectives.

Non-Management Directors

The Board’s non-management directors regularly meet separately from the Board as a whole. King’s Corporate Governance Guidelines provide that the Chairman of the Board, if independent of King, shall serve as presiding director at meetings of the non-management directors. If the Chairman is not an independent director, then the non-management directors annually elect one of their members to serve as Lead Independent Director. Mr. Markison, King’s President and Chief Executive Officer, was appointed as Chairman of the Board in May 2007. Mr. Wood was elected at the same time to serve as Lead Independent Director, and he was re-elected in May 2008.

The duties of the Lead Independent Director include: meeting regularly with the Chairman; advising the Chairman as to an appropriate schedule of Board meetings; consulting with the Chairman in establishing agendas for Board meetings and consulting with the chair of each Committee in establishing agendas for Committee meetings; facilitating communications with other members of the Board; acting as the presiding director at meetings of the non-management directors; serving as a non-voting member of each committee on which he does not serve as a regular member; serving as a point of contact for shareholders who wish to contact the Company other than through its management; directing the provision of any materials to the Board that he or she determines to be necessary for the independent directors to effectively and responsibly perform their duties; coordinating the Board’s annual self-evaluation process; and other duties as prescribed from time to time by King’s Corporate Governance Guidelines.

CODE OF CONDUCT AND ETHICS

The Board has adopted a Corporate Code of Conduct and Ethics which applies to all of our directors, officers and employees. The Code appears on our website, www.kingpharm.com and is available to any shareholder who wishes to have a copy (by request to the Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620). To the extent permitted by the SEC and the NYSE regulations, we intend to disclose information as to any amendments to the Code and any waivers from provisions of the Code for our principal executive officer, principal financial officer, and certain other officers by posting the information on our website.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Interested parties may contact the Board of Directors:

•	by sending correspondence to the attention of the Assistant Secretary, William L. Phillips III, King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee 37620;

•	by sending email to Board@kingpharm.com; or

•	by calling (888) 440-5464 and leaving a voicemail message.

Communications should specify whether they are intended for all directors, all non-management directors, only the Chairman, or only the Lead Independent Director. Any message which does not specify its intended recipients will be treated as if intended for the entire Board. All messages will be reviewed by King’s Legal Department and its Compliance Office and any message deemed by either department to be substantive will be forwarded to the intended recipients.

King’s Corporate Governance Guidelines provide that directors are expected to attend and participate in annual meetings of shareholders, subject to unavoidable conflicts. All directors attended the 2008 annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

Our Corporate Code of Conduct and Ethics provides that no director, officer or employee of King shall permit his or her decisions with respect to the company to be influenced by any interest in, or personal relationship, personal contact or agreement with, King’s suppliers, contractors, customers or others doing business with King. Further, members of a director’s, officer’s or employee’s family are prohibited from receiving compensation, commissions or gifts from any company or organization that deals with King if such receipt could reasonably be construed to influence the director’s, officer’s or employee’s decisions with regard to King’s business. Actual or potential conflict of interest transactions are required to be reported to and reviewed by our Legal Department or our Compliance Office before they take place. Any change or waiver of these standards for a director or executive officer may be made only by the Board of Directors (with the interested director abstaining) and must be promptly disclosed as required by law or NYSE rules. Further, for any transaction in which a director or officer of King has a direct or indirect interest, King follows the requirements of the Tennessee Business Corporation Act, which requires that:

•	the transaction must be fair to King,

•	the material facts of the transaction and the director’s or officer’s interest must be disclosed or known to the Board of Directors,

•	the Board of Directors must authorize, approve, or ratify the transaction, and

•	if the transaction requires the approval of shareholders, the material facts of the transaction and director’s or officer’s interest must be disclosed or known to the shareholders entitled to vote, and the shareholders authorize, approve, or ratify the transaction.

In addition to being required to report potential conflict transactions to the Legal Department or the Compliance Office before they take place, directors and all executive officers complete an annual questionnaire regarding their relationship with King and with other entities and persons who have a relationship with King, if any, whether for-profit businesses, non-profit or charitable organizations, civic groups or other entities or persons. These questionnaires are reviewed by the Legal Department, which advises the Board about any significant information reported.

Transactions with Related Parties

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% shareholders or their family members or other persons which required disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this Report by reference therein.

The Audit Committee is typically appointed by the Board immediately following the annual meeting of shareholders. Since the time of the May 2008 annual meeting, R. Charles Moyer (Chair), Elizabeth M. Greetham, Philip A. Incarnati and D. Greg Rooker have served on the Audit Committee. The Board of Directors has determined that each member of the Audit Committee meets the independence, experience and other qualification requirements of the NYSE and the SEC. None of the Committee’s members serves on more than three public company audit committees.

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors which is available on our website, www.kingpharm.com. The charter is also available to any shareholder by request to the Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620.

Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of our financial statements and our systems of internal control, in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for expressing an opinion about those statements and controls based upon its audit. The Audit Committee, on behalf of the Board, monitors and reviews the performance of the independent registered public accounting firm and the quality and integrity of internal accounting, auditing and financial reporting practices. The Audit Committee’s other chief duties include:

•	exercising sole authority to retain, compensate, terminate and oversee the work of our independent registered public accounting firm,

•	pre-approving audit, audit-related and permitted non-audit services rendered by our independent registered public accounting firm,

•	reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements and quarterly unaudited financial statements, and determining whether to recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K,

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts or rating agencies, and reviewing such information, to the extent reasonably practicable, prior to its release or distribution,

•	reviewing and approving the written charter and annual work plans of the Compliance Office and reviewing the plans for, and results of, internal audits,

•	receiving reports from the Corporate Compliance Officer of any allegation regarding accounting, internal control or auditing matters or any other substantial compliance issue,

•	establishing and maintaining hiring policies with respect to employees or former employees of the independent auditors,

•	assessing the independent registered public accounting firm’s independence from us, and

•	periodically reporting to the Board regarding the Audit Committee’s activities.

During 2008, the Audit Committee met seven times and regularly held separate executive sessions with the independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), and also with the Chief Financial Officer, the Corporate Compliance Officer, the Vice President for Internal Audit and among the Audit Committee members. There were also numerous informal meetings and communications among the Chair, various Audit Committee members, the independent registered public accounting firm and members of management.

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2008. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”) as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of King’s financial statements and internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the quality of King’s accounting policies.

The Audit Committee has obtained from PricewaterhouseCoopers a formal written statement describing all relationships between the independent registered public accounting firm and King that might bear on the accounting firm’s independence. This statement conforms to Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees” as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3600T. The Audit Committee has also discussed with PricewaterhouseCoopers any relationships that may impact its objectivity and independence. The Audit Committee has also considered whether provision of the services described under the section “Audit Fees” is compatible with maintaining the independence of the independent registered public accounting firm.

In October 2005, as part of the settlement of a government pricing investigation, the company entered into a five-year corporate integrity agreement (the “CIA”) with the Office of Inspector General of the United States Department of Health and Human Services. In December 2005, the Audit Committee approved management’s recommendation to appoint PricewaterhouseCoopers to serve as the independent review organization (“IRO”) in connection with the requirements of the CIA. PricewaterhouseCoopers acted as IRO during 2008. In late 2008, the Audit Committee approved the provision by PricewaterhouseCoopers of due diligence and integration assistance services to King in connection with King’s acquisition of Alpharma Inc. The Audit Committee has considered whether the service of PricewaterhouseCoopers as IRO, and its provision of due diligence and integration assistance services in connection with the Alpharma acquisition, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee is satisfied that PricewaterhouseCoopers is independent of King.

Based upon the results of the inquiries and actions discussed above, in reliance upon information from management and the independent registered public accounting firm, and subject to the limitations of its role, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The Audit Committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for 2009. In the event the shareholders do not ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The Members of the Audit Committee
of the Board of Directors

R. Charles Moyer, Chair
Elizabeth M. Greetham
Philip A. Incarnati
D. Greg Rooker

KING STOCK OWNERSHIP

The following table sets forth certain information regarding the ownership of the common stock as of April 10, 2009 for (i) each person who owns more than 5% of the common stock, (ii) each director, nominee for director and executive officer of King, and (iii) all executive officers and directors of King as a group.

	Beneficial Ownership of
	Common Stock (1)
		Percentage
	Number of	Outstanding
Executive Officers, Directors and 5% Shareholders	Shares	Shares

Brian A. Markison (2)	1,072,285	*
Joseph Squicciarino (3)	375,364	*
James W. Elrod (4)	217,173	*
Stephen J. Andrzejewski (5)	290,111	*
Frederick Brouillette, Jr. (6)	249,355	*
Eric J. Bruce (7)	195,064	*
Eric G. Carter (8)	164,534	*
Earnest W. Deavenport, Jr. (9)	81,154	*
Elizabeth M. Greetham (10)	37,698	*
Philip A. Incarnati (11)	23,000	*
Gregory D. Jordan (12)	66,321	*
R. Charles Moyer (13)	71,887	*
D. Greg Rooker (14)	134,895	*
Ted G. Wood (15)	86,254	*
All executive officers and directors as a group (14 persons) (16)	3,065,095	1.2%
Barclay’s Global Investors, NA (17)	14,314,384	5.3%

*	Less than 1%.
(1)	Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 247,890,140 shares issued and outstanding as of April 10, 2009. Options to purchase shares which are exercisable or become exercisable within 60 days of April 10, 2009 and restricted stock units convertible into common stock within 60 days of April 10, 2009 are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2)	Includes 138,789 shares held individually, 549,696 shares issuable upon the exercise of options and 383,800 shares of restricted stock.
(3)	Includes 63,641 shares held individually, 63,463 shares issuable upon the exercise of options and 248,260 shares of restricted stock.
(4)	Includes 30,235 shares held individually, 52,208 shares issuable upon the exercise of options and 134,730 shares of restricted stock.
(5)	Includes 21,202 shares held individually, 139,989 shares issuable upon the exercise of options and 128,920 shares of restricted stock.
(6)	Includes 27,667 shares held individually, 149,578 shares issuable upon the exercise of options and 72,110 shares of restricted stock.
(7)	Includes 47,015 shares held individually, 39,989 shares issuable upon the exercise of options and 108,060 shares of restricted stock.
(8)	Includes 1,111 shares held individually, 18,393 shares issuable upon the exercise of options and 145,030 shares of restricted stock.
(9)	Includes 14,294 shares held individually, 53,333 shares issuable upon the exercise of options and 13,527 restricted stock units convertible into common stock within 60 days of April 10, 2009. Does not include 44,845 shares of King phantom stock held through the deferred compensation plan for non-employee directors.
(10)	Includes 12,794 shares held individually and 24,904 shares issuable upon the exercise of options within 60 days of April 10, 2009. Does not include 13,527 shares of restricted stock units, the vesting of which will occur on a date six months after Ms. Greetham’s departure from the board of directors.
(11)	Includes 9,473 shares held individually and 13,527 restricted stock units convertible into common stock within 60 days of April 10, 2009.
(12)	Includes 12,794 shares held individually, 40,000 shares issuable upon the exercise of options and 13,527 restricted stock units convertible into common stock within 60 days of April 10, 2009.
(13)	Includes 5,027 shares held individually, 53,333 shares issuable upon the exercise of options and 13,527 restricted stock units convertible into common stock within 60 days of April 10, 2009.
(14)	Includes 60,212 shares held individually, 1,350 shares held by The Jason Foundation and 73,333 shares issuable upon the exercise of options within 60 days of April 10, 2009. Does not include 13,527 shares of restricted stock units, the vesting of which will occur on a date six months after Mr. Rooker’s departure from the board of directors.
(15)	Includes 59,460 shares held individually and 26,794 shares issuable upon the exercise of options within 60 days of April 10, 2009. Does not include 13,527 shares of restricted stock units, the vesting of which will occur on a date six months after Mr. Wood’s departure from the board of directors.
(16)	Includes 1,285,013 shares subject to options exercisable, and 54,108 restricted stock units convertible into common stock, within 60 days of April 10, 2009.
(17)	Based on Schedule 13G filed with the U.S. Securities and Exchange Commission by Barclay’s Global Investors, NA and its affiliates. The address of Barclay’s Global Investors, NA is 400 Howard Street, San Francisco, California 94105.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

The fundamental goal of our compensation program is to build long-term shareholder value. In order to accomplish that goal, we must attract and retain exceptionally talented and capable executives, and we must provide those executives with incentives that motivate and reward them for achieving King’s immediate and longer-term operational, financial and scientific goals and strategic objectives. To this end, our executive compensation is guided by the following key principles:

•	that executive compensation should depend upon measures of company and individual performance;

•	that the interests of executives should be closely aligned with those of shareholders through equity-based compensation; and

•	that compensation should be appropriate and fair in comparison to the compensation provided to similarly situated executives within other publicly-traded pharmaceutical companies of King’s size and complexity.

Vital to our compensation program are the decisions of, and guidance from, the Compensation and Human Resources Committee of our Board of Directors (which we refer to, for purposes of this analysis, as “the Committee”). The Committee is composed entirely of directors who are independent of King under the independence standards established by the NYSE, the securities exchange where our common stock is traded. The Committee operates pursuant to a written charter adopted by the Board. If you would like to review the Committee’s charter, it is freely available on our website, www.kingpharm.com, by first choosing “Investors” and then “Governance.” It is also available to any shareholder who requests a copy from our Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620.

The Committee has the authority and responsibility to establish and periodically review our executive compensation principles, described above. Importantly, the Committee also has sole responsibility for determining the corporate goals and objectives upon which the compensation of the Chief Executive Officer (the “CEO”) is based, for evaluating (in consultation with all non-management directors) the CEO’s performance in light of these goals and objectives and for determining the CEO’s compensation, including his equity-based compensation.

The Committee also reviews and approves the recommendations of the CEO with regard to the compensation and benefits of other executive officers. In accomplishing this responsibility, the Committee meets regularly with the CEO, approves cash and equity incentive objectives of the executive officers, reviews with the CEO the accomplishment of these objectives and approves the base salary and other elements of compensation for the executive officers. The Committee has full discretion to modify the recommendations of the CEO in the course of its approval of executive officer compensation.

The Committee also annually reviews, and makes recommendations to the Board about, the compensation of non-employee directors, a function it performs in conjunction with the Board’s Nominating and Corporate Governance Committee.

Our Incentive Plan, approved by shareholders in May 2005, provides for the grant of various equity awards, such as stock options, restricted stock and performance share units, as well as cash incentive awards, to King’s employees and directors. The Committee is responsible for administering this Plan and it has sole authority to make awards to the CEO or any other executive officer. Our Board of Directors has sole authority to make grants to directors under the Incentive Plan.

In conjunction with its responsibilities related to executive compensation, the Committee also oversees the talent management process, reviews plans for executive officer succession and performs various other functions.

The Committee consults regularly with an independent outside compensation consulting firm retained by the Committee. As it makes decisions about executive compensation, the Committee frequently obtains data from its consultant and from third party surveys regarding current compensation practices and trends among United States companies in general and pharmaceutical and biosciences companies in particular, and reviews this information with its consultant. The Committee also discusses various other compensation matters with its consultant, both during the course of the Committee’s regular meetings and in private meetings. In addition, the Chairman of the Committee is in regular contact with the consultant and with management outside of Committee meetings regarding matters being considered or expected to be considered by the Committee.

During 2008, the Committee was advised by James F. Reda & Associates, LLC, an independent executive compensation consulting firm. James F. Reda & Associates did not provide any other services to King.

Throughout the discussion that follows the individuals who served as Chief Executive Officer and Chief Financial Officer during 2008, as well as the other individuals included in the Summary Compensation Table on page 27, are referred to as the “named executive officers.” At some points in the discussion we also refer more generally to our “executive officers,” the larger group of executives whose compensation requires the approval of the Committee under the terms of its charter.

Our 2008 Compensation Program

In 2008, the Committee’s approach to compensation was intended to focus our executives on accomplishing King’s short-term, longer-term and strategic goals and had as its ultimate objective sustained growth in shareholder value. This approach was intended to compensate executives at levels at or near the median levels of compensation offered by other pharmaceutical companies similar in size to King and with whom we compete for executive talent. The Committee believes that retention of key talent is critical to King’s success.

In making decisions about the elements of 2008 compensation, the Committee not only considered available market information about each element but also, for each executive, aggregate compensation. Base salary provided core compensation to executives, but it was accompanied by:

•	the potential for incentive-based cash compensation based upon our 2008 financial results,

•	various forms of equity compensation, among them one grant based upon 2008 financial results relative to pre-established internal targets and another based upon our total shareholder return, relative to other companies in our industry, during 2008, 2009 and 2010,

•	various benefits and perquisites, and

•	the potential for post-termination compensation under certain circumstances.

Summary of 2008 Compensation Elements

The table below provides detailed information regarding each element of the 2008 compensation program.

	Compensation Element Overview	Purpose of the Compensation Element
Base Salary	Base salary pays for competence in the executive role. An executive’s salary level depends on the scope of his or her responsibilities, individual performance, experience and the relationship to amounts paid to similarly situated executives at peer companies.
To provide competitive fixed compensation based on sustained performance in the executive’s role and competitive market practice.

Short-Term Incentives	Executive Management Incentive Award (EMIA) (Cash)
The EMIA program rewards, with cash awards, annual achievement of overall corporate financial objectives. In 2008, these objectives were tied to King’s achievement of predetermined 2008 earnings per share and/or revenue targets.
To motivate and focus our executive team on the achievement of our annual performance goals.

Long-Term Incentives
Stock Options
Stock options reward sustained stock price appreciation and encourage executive retention during a three-year vesting term and a ten-year option life.

Performance Share Units (PSUs)
(One-Year Performance Period + Two-Year Vesting Period)

One-Year PSUs encourage achievement of annual earnings per share targets and encourage executive retention over the additional two-year vesting period.

Participants may earn either 0% or between 50% and 200% of a targeted number of PSUs based on King’s performance against annual earnings per share targets. Earned units are paid in common stock at the end of an additional two-year period if the executive remains employed by King. The potential value of a participant’s units increases and decreases according to King’s stock price performance during the three-year life of the PSUs.

Performance Share Units
(Three-Year Performance Period)
Three-Year PSUs reward achievement of King’s three-year total shareholder return (stock price appreciation plus dividends) for the period 2008 through 2010 versus the returns of companies in the Dow Jones U.S. Pharmaceuticals Index.

Participants may earn either 0% or between 50% and 200% of a targeted number of PSUs based on King’s three-year total shareholder return performance relative to the performance of companies in the Index. The potential value of a participant’s units increases and decreases according to King’s relative total shareholder return during the three-year life of the PSUs.

Restricted Stock
Restricted stock rewards sustained stock price appreciation and encourages executive retention during its three-year vesting term.

The potential value of participants’ restricted stock increases and decreases according to King’s stock price performance during the vesting period.
We strive to deliver a balanced long-term incentive portfolio to executives, focusing on:
   (a) share price appreciation,
(b) retention,
(c) internal financial objectives, and
(d) performance relative to other
companies in our industry.

The primary objectives of the design are:

•   to align management interests with those of shareholders,
•   to increase management’s potential for stock ownership opportunities (all long-term awards are earned in shares of common stock),
•   to attract and retain excellent management talent, and
•   to reward growth of the business, increased profitability, and sustained shareholder value.

The overall value of target grants for each executive was determined by multiplying the executive’s base salary by a percentage that approximates the median percentage used for similarly situated executives in comparable companies.

The estimated relative grant values of the elements of the 2008 long-term awards are as follows:

•   Stock Options 30%
•   Perf. Share Units – One-Year 35%
•   Perf. Share Units – Three-Year 15%
•   Restricted Stock 20%

We believe that the weighting of these incentives gives appropriate emphasis to each of the various goals of the 2008 compensation program.

	Compensation Element Overview	Purpose of the Compensation Element
Benefits
In General
Executives participate in employee benefit plans available to all employees of King, including health, life insurance and disability plans. The cost of these benefits is partially borne by the employee. More highly compensated employees, such as the named executive officers, pay a greater percentage of benefit costs than do other employees.

401(k) Plan
Executives may participate in King’s 401(k) retirement savings plan, which is available to all employees. In 2008, the company matched employees’ contributions to the plan, up to 5% of their base salary, subject to regulatory limits. Employees pay the fees associated with participating in the 401(k) plan.

Non-Qualified Deferred Compensation Plan Executives may participate in King’s Non-Qualified Deferred Compensation Plan, which is generally available to persons holding the title of Vice President or a more senior title. King matches contributions to this plan to the extent that deferrals reduce matching contributions otherwise available under the 401(k) plan.

Life Insurance
King provides life insurance benefits to all employees. The coverage amount for executives is $500,000 and premiums paid for coverage above $50,000 are treated as imputed income to the executive.

Disability Insurance
King provides short-term and long-term disability insurance to all employees. In 2008, if a named executive officer had been disabled, he would have received short-term disability payments equal to 100% of his base salary for up to 26 weeks. If the disability lasted longer than 26 weeks, he would have received long-term disability payments of 60% of base salary, not to exceed $15,000 per month.
These benefits are designed to attract and retain employees and provide security for their health and welfare and retirement needs. We believe that these benefits are reasonable, competitive and consistent with King’s overall executive compensation program.

Compensation Element Overview	Purpose of the Compensation Element
Perquisites	King does not utilize perquisites or personal benefits extensively. The few perquisites that are provided complement other compensation vehicles and enable the company to attract and retain key executives. These perquisites include:

• financial planning services, which cost the company approximately $11,000 per executive in 2008, and

• limited personal use of corporate aircraft.
We believe these benefits better allow us to attract and retain superior employees for key positions, allow our executive team to work more efficiently and limit distractions from King’s business.

•   Financial planning services (a) allow our executive team to optimize the value of their compensation and our benefit programs, (b) facilitate a balanced investment strategy, and (c) allow the executive team to stay focused on King’s business issues by reducing time spent on personal financial matters.

•   The Committee is responsible for determining the general parameters for personal use of corporate aircraft by executives, and the Committee regularly reviews such usage, including usage by the Chief Executive Officer. Further, each use of a corporate aircraft by an executive for personal purposes (1) requires the specific approval of the Chief Executive Officer, (2) is only allowed if it would not interfere with King’s operations, and (3) results in imputed income to the executive according to Internal Revenue Code and Department of Transportation requirements. The incremental cost of aircraft use by the named executive officers to the company is included in column (i) of the Summary Compensation table and the additional table detailing “All Other Compensation” beginning on page 27.

Compensation Element Overview	Purpose of the Compensation Element
Post- Termination Pay	Severance Plan
King’s Severance Pay Plan: Tier I is designed to pay severance benefits to an executive for a qualifying separation. It is also designed to pay an enhanced benefit for a qualifying separation in connection with a change of control. It applies to all named executive officers.

For the CEO, the Severance Pay Plan: Tier I provides for a payment, upon the occurrence of certain termination events, of two times the sum of (1) base salary and (2) an amount equal to his target cash incentive award, and three times this sum upon the occurrence of certain termination events following a change in control. In addition, the payment would include compensation for any earned but unused vacation days.

For the other named executive officers, the Severance Pay Plan: Tier I provides for a payment, upon the occurrence of certain termination events, of one and one-half times the sum of (1) base salary and (2) an amount equal to the officer’s target cash incentive award, and two times this sum upon the occurrence of certain termination events following a change in control. In addition, the payment would include compensation for any earned but unused vacation days.

For additional information regarding the Severance Pay Plan: Tier I see the section entitled “Post-Termination Payments” beginning on page 34.

Offer Letters
Typically, a named executive officer will agree to the terms of an offer letter in connection with the acceptance of a position at King. Offer letters have sometimes contained provisions related to severance matters, as does the offer letter related to Mr. Markison’s appointment as CEO. For information regarding the terms of this offer letter, please see the section entitled “Post-Termination Payments” beginning on page 34.
The Severance Pay Plan: Tier I is intended to allow executives to concentrate on making decisions in the best interests of King (or any successor organization in the event that a change of control is to occur). These severance benefits also reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are therefore intended to alleviate an executive’s concerns about the loss of his or her position without cause.

We regularly use offer letters in connection with the hiring of new employees. These letters have contained provisions related to post-termination pay and benefits when necessary to provide short-term employment security to newly-hired executives.

The use of the above compensation tools enables King to reinforce its compensation philosophy as well as to strengthen its ability to attract and retain high-performing executive officers. The Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value creation, and encourages executive recruitment and retention.

Market Data and Our Comparator Group

In determining 2008 compensation for the named executive officers, the Committee relied on market data provided by its consultant, James F. Reda & Associates. This information was principally related to a group of 19 comparator companies similar in size to King (we refer to this group of companies as the “Comparator Group”). This group had median 2007 revenues of $1.8 billion. Information on these companies was derived from publicly-available information appearing in their proxy statements, supplemented with pharmaceutical industry information from published and proprietary third-party survey sources. The members of the Comparator Group for 2008 were:

Allergan, Inc. Alpharma Inc. Barr Pharmaceuticals, Inc. Biogen Idec Inc. Biovail Corporation Celgene Corporation Cephalon Inc.	Endo Pharmaceuticals Holdings, Inc. Forest Laboratories, Inc. Genzyme Corporation Gilead Sciences, Inc. Hospira, Inc. The Medicines Company Mylan, Inc.	Par Pharmaceutical Companies, Inc. Sepracor Inc. Valeant Pharmaceuticals International Warner Chilcott Limited Watson Pharmaceuticals, Inc.

We plan to evaluate the Comparator Group on an annual basis and revise it as necessary to ensure that it continues to be appropriate for benchmarking our executive compensation program.

In evaluating appropriate compensation program designs, the Committee also considered the approaches employed by larger pharmaceutical companies, but information related to these companies was not used in making decisions about the amount of compensation to be provided to any executive officer.

Base Salary

Base salaries for the named executive officers are intended to approximate median salaries for similarly situated executives among Comparator Group companies. A number of additional factors are considered, however, in determining base salary, such as the executive’s individual performance, his or her experience and tenure, internal compensation consistency, the need to attract new, talented executives, and the company’s overall annual budget. Base salaries are generally reviewed on an annual basis. Typically, the Committee reviews base salaries of the executive officers to allow adjustments to occur as of the beginning of the year. The only exception to this pattern is the CEO, whose base salary was reviewed by the Committee in March 2008 following the analysis, by all non-management members of the board of directors, of his performance during the prior year.

Mr. Markison’s base salary was increased by $40,000 to $990,000, effective March 25, 2008, which is lower than the median base salary of the chief executive officers among our Comparator Group. Mr. Squicciarino’s base salary was increased by $40,566 to $552,000, effective January 1, 2008. Mr. Elrod’s base salary was increased by $56,300 to $431,500, effective January 1, 2008. Mr. Bruce’s and Mr. Andrzejewski’s base salaries were each increased by $15,800 to $411,000 effective January 1, 2008.

2008 Executive Management Incentive Award

Design

In February 2008, the Committee approved the 2008 Executive Management Incentive Award (or “EMIA”) program. This program allowed executive officers the opportunity to earn cash awards upon the accomplishment of predetermined 2008 earnings per share and revenue objectives. The relative weighting of these objectives for each executive depended upon the executive’s ability to affect the accomplishment of the objective. Shown below are the weights of the various goals for each named executive officer.

	Objective Weighting
		Joseph	Stephen J.
		Squicciarino	Andrzejewski	Eric J. Bruce
	Brian A. Markison	Chief Financial	Chief Commercial	President,	James W. Elrod
Objective	President and CEO	Officer	Officer	Alpharma Animal Health	Chief Legal Officer

Earnings Per Share	75%	100%	25%	100%	100%
Revenues	25%	0%	75%	0%	0%

Based on market data provided by its consultant, the Committee formulated potential EMIA awards which approximated the 50th percentile among Comparator Group companies, expressed as percentages of base salary. Actual payouts depended upon the degree to which objectives were accomplished as well as the weight accorded to each objective, as described above. The table below shows the overall potential payout amounts for each of the named executive officers, expressed as percentages of base salary.

		Joseph	Stephen J.
Performance Level	Brian A. Markison	Squicciarino	Andrzejewski	Eric J. Bruce	James W. Elrod

Maximum / Outstanding	200%	140%	120%	120%	120%
Target	100%	70%	60%	60%	60%
Threshold	50%	35%	30%	30%	30%
Below threshold	0%	0%	0%	0%	0%

The Committee also determined that, if earnings per share and revenue results were between the threshold and target objectives, or between the target and maximum objectives, straight-line interpolation would be applied to determine the appropriate payout percentage.

As discussed above, each named executive officer’s objectives for 2008 included company revenue and/or earnings per share targets. The Committee reviewed and approved these targets in February 2008 following discussions with management, a review of our historical results, consideration of the various circumstances facing the company during 2008 and taking into account the expectations of our annual plan. The 2008 revenue and earnings per share EMIA targets approved by the Committee are detailed in the table below.

Objective	Threshold	Target	Stretch

Revenues*	$1.310 billion	$1.455 billion	$1.601 billion
Earnings per share*	$0.82	$0.96	$1.06

*	For purposes of determining achievement of the EMIA targets, these measures exclude certain categories of non-recurring items that the Committee believes do not reflect the performance of King’s core continuing operations. The Committee identified the categories of items to be excluded at the same time it set the EMIA targets and reviewed each of them in early 2009 as part of the process of determining the degree to which the objectives were achieved.

All payouts to executive officers under the 2008 EMIA were contingent upon the Committee’s review and certification of the degree to which King achieved the 2008 EMIA financial objectives. The program provided that no payout for any objective would occur in the event that the company failed to achieve at least 60% of target earnings per share.

The 2008 EMIA program provided that the Committee could, in its discretion: reduce or eliminate any EMIA in the event it determined it to be in the best interests of the company to do so; delay payment of any EMIA and adjust the amount of the payment based on a reasonable rate of interest or an actual predetermined investment; or amend or terminate the EMIA program.

Results

In February 2009, the Committee reviewed King’s 2008 financial results for purposes of the EMIA program. The Committee determined that, based upon the company’s financial performance, the stretch target was achieved for the earnings per share objective, and that a result between the target and stretch objectives was achieved for the revenues objective.

The results under the 2008 EMIA program were, however, significantly and positively affected by factors which had not been anticipated in the company’s business plan, and which were largely outside management’s control. Because of these factors, management recommended that the Committee use its authority under the program to reduce the payout under both the earnings per share and revenues objectives to the target payout level. The Committee considered management’s recommendation and accepted it, determining that the adjusted payout of both the earnings per share and revenues objectives under the 2008 EMIA program would reflect target performance.

The table below shows the amounts which would have been paid to the named executive officers based upon the results of the 2008 EMIA program, as well as the amounts actually paid following the Committee’s reduction of the payouts, as described above.

	2008 EMIA Payout		2008 EMIA Payout
	Unadjusted		Actual
Officer	(Dollars)	(Percent of Salary)	(Dollars)	(Percent of Salary)
Brian A. Markison President and Chief Executive Officer	$1,961,640	200%	$980,820	100%
Joseph Squicciarino Chief Financial Officer	$772,800	140%	$386,400	70%
Stephen J. Andrzejewski Chief Commercial Officer	$493,200	120%	$246,600	60%
Eric J. Bruce President, Alpharma Animal Health	$493,200	120%	$246,600	60%
James W. Elrod Chief Legal Officer and Secretary	$517,800	120%	$258,900	60%

The awards made to named executive officers under the 2008 EMIA program are also reflected in column (g) of the Summary Compensation Table on page 27.

2008 Long Term Incentive Awards (LTIA)

Design

The Committee believes that long-term equity incentives are an important part of a complete compensation package because they focus executives on achieving King’s long-term goals, align the interests of executives with those of shareholders, encourage sustained stock performance and help to retain executives.

In March 2008, the Committee granted four different types of incentive awards to executives, each designed to emphasize particular elements of the company’s immediate and long-term objectives and to retain key executives. We refer to these four grants collectively as the 2008 Long Term Incentive Awards (LTIA). The four types of grants were:

•	stock options, becoming exercisable over three years (33%, 33% and 34% on each anniversary) and having a total term of ten years,

•	shares of restricted stock, vesting in full three years from the date of grant,

•	one-year performance share units, the exact number of which could be 0% or between 50% and 200% of a target number, depending upon King’s 2008 earnings per share performance (applying the same financial targets as discussed above regarding the EMIA), then subject to a two-year holding period, after which each PSU is to be paid with one share of common stock (“One-Year PSUs”), and

•	three-year performance share units, to be paid in common stock at the end of three years, with the number of shares to be paid being 0% or between 50% and 200% of a target number, depending upon King’s total shareholder return over the years 2008 through 2010 as compared to the total shareholder return of the stocks making up the Dow Jones U.S. Pharmaceutical Index (“Three-Year PSUs”).

The Committee assessed the appropriate overall value of these equity grants to executives by reviewing survey results and other market data provided by its consultant. This information included the value of equity grants made to similarly situated executives among the Comparator Group. The overall value of LTIA grants for each executive was determined by multiplying the executive’s base salary by a percentage that approximates the median percentage used for similarly situated executives in the Comparator Group. These percentages were 300% of base salary for Mr. Markison, 200% for Mr. Squicciarino and 140% for Mr. Andrzejewski, Mr. Bruce and Mr. Elrod. Mr. Markison’s percentage was lower than for similarly situated Chief Executive Officers within the Comparator Group.

In determining the overall value of LTIA grants, the Committee also considered the potential value of equity compensation relative to other elements of compensation for each named executive officer. It likewise assessed the appropriate distribution of value among the four grant types, as well as the corporate objectives each type of grant was intended to encourage executives to address (please see the section above called “Summary of 2008 Compensation Elements” and the sections below called “Performance Share Units” and “Stock Options and Restricted Stock” for more information about the purposes of each grant type). Based on consideration of these issues, the Committee determined that 30% of the estimated equity grant value should be in the form of stock options, 20% should be in the form of restricted stock, 35% should be derived from One-Year PSUs (assuming target performance) and the remaining 15% should be in the form of Three-Year PSUs (assuming target performance).

Performance Share Units

Each executive officer had the opportunity to earn One-Year PSUs, the exact number of which depended upon King’s accomplishment of 2008 earnings per share objectives (the same as discussed above regarding the 2008 EMIA program, beginning on page 19). The Committee determined for each executive officer a target number of One-Year PSUs, taking into account the value of the PSUs relative to other elements of the 2008 LTIA program, relative to the executive’s base salary and overall compensation. The target numbers of One-Year PSUs for the named executive officers appear in the table below.

Officer	Target One-Year PSUs

Brian A. Markison	100,630
Joseph Squicciarino	37,410
Stephen J. Andrzejewski	19,500
Eric J. Bruce	19,500
James W. Elrod	20,470

Under the terms of the One-Year PSUs, achievement of objectives would result in payouts as follows, with performance falling between defined objective levels determined by interpolation between the defined levels.

Payout
Performance Level	(as a percentage of Target)

Maximum / Outstanding or greater	200%
Target	100%
Threshold	50%
Below Threshold	0%

Each executive officer similarly has the opportunity to earn Three-Year PSUs, the exact number of which depends upon King’s total shareholder return for the years 2008 through 2010 relative to the companies making up the Dow Jones U.S. Pharmaceutical Index. The Committee determined for each executive officer a target number of Three-Year PSUs, taking into account the value of the PSUs relative to other elements of the 2008 LTIA program, relative to the executive’s base salary and overall compensation. The target numbers of Three-Year PSUs for the named executive officers appear in the table below.

Officer	Target Three-Year PSUs

Brian A. Markison	43,130
Joseph Squicciarino	16,030
Stephen J. Andrzejewski	8,360
Eric J. Bruce	8,360
James W. Elrod	8,770

Under the terms of the Three-Year PSUs, achievement of objectives would result in payouts as follows, with performance falling between defined objective levels determined by interpolation between the defined levels.

King’s Total Shareholder Return Percentile Rank	Payout
among Dow Jones U.S. Pharmaceuticals Index Companies	(as a percentage of Target)

>70th percentile	200%
70th percentile	200%
50th percentile	100%
30th percentile	50%
<30th percentile	0%

In February 2009, the Committee reviewed the 2008 financial results for purposes of determining the payout of the 2008 One-Year PSUs. The Committee determined, based upon the company’s financial performance, that the stretch objective was achieved for the earnings per share objective upon which these PSUs were based. Based upon the achievement of the stretch performance goal, the Committee determined that the number of PSUs granted to each executive officer was 200% of the target number of PSUs previously established for that officer. These PSUs are now subject to a restricted period which ends on December 31, 2010. These awards are detailed in column (e) in the Summary Compensation Table and also in the Grants of Plan Based Awards table, each below. The Committee has determined that subsequent grants of One-Year PSUs will provide a mechanism by which the Committee may reduce the number of PSUs to be awarded based on the results of the performance period if the Committee determines it to be in King’s best interest to do so.

King’s cumulative total shareholder return performance in 2008, 2007 and 2006 for the Three-Year PSUs granted in 2006 placed it in the 30.5th percentile relative to the companies of the Dow Jones Pharmaceutical Index, resulting in a payout under the 2006 Three-Year PSU awards of 51.25% of the target number of shares for each executive officer. For more information about the payout of the 2006 Three-Year PSUs, please see page 33.

King’s total shareholder return performance for 2008 for the 2008 Three-Year PSU placed it in the 78th percentile relative to the companies of the Dow Jones Pharmaceutical Index. If this percentile represented King’s performance during the entire performance period for the 2008 Three-Year PSUs, the payout under these awards would be 200% of the target number of shares. King’s cumulative total shareholder return performance in 2007 for the Three-Year PSUs granted in 2007 placed it in the 35th percentile relative to the companies of the Dow Jones Pharmaceutical Index. If this percentile represented King’s performance during the entire performance period for the 2007 Three-Year PSUs, the payout under these awards would be 62.5% of the target number of shares.

Stock Options and Restricted Stock

The stock options and restricted stock granted as part of the 2008 LTIA were designed to reward sustained stock price appreciation and to encourage executive retention during a three-year vesting term and, in the case of stock options, a ten-year option life. Grants of stock options and restricted stock were not contingent upon any conditions. Stock options become exercisable approximately in thirds on the first three anniversaries of the date of grant. Restricted stock vests in full on the third anniversary of the date of grant. For more information about these stock option and restricted stock awards, please see “2008 Grants of Plan Based Awards” on page 29.

Perquisites and Other Benefits

We provide named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

During 2008, King matched employees’ contributions to the King Pharmaceuticals, Inc. 401(k) Retirement Savings Plan, up to 5% of an employee’s base salary, subject to regulatory limits. Contributions by the named executive officers were matched in this way, subject to the limitations of the Plan and applicable law. The named executive officers are also provided financial planning assistance, the costs of which (approximately $11,000 per executive in 2008) are grossed-up for income tax purposes.

The Committee is responsible for determining the general parameters for personal use of corporate aircraft by executives, and the Committee regularly reviews such usage, including usage by the Chief Executive Officer. The Committee has adopted a policy permitting limited personal use of corporate aircraft by the named executive officers and others. Personal use must not conflict with the needs of the company and each use must be specifically approved by the Chief Executive Officer. Personal flights are treated as income to the employee pursuant to the Standard Industry Fare Level standards established by the U.S. Department of Transportation. The incremental cost to King of personal aircraft use by the named executive officers is included in column (i) of the Summary Compensation table and the additional tables detailing “All Other Compensation” beginning on page 27.

King provides life insurance coverage to all employees. For the named executive officers this insurance would, in the event of death, pay $500,000 to designated beneficiaries. Premiums paid for coverage above $50,000 are treated as imputed income to the executive. King also provides short-term and long-term disability insurance to all employees. For the named executive officers this insurance would, in the event of disability, provide short-term disability payments equal to 100% of the officer’s base salary for up to 26 weeks. If the disability lasted longer than 26 weeks, the officer would receive long-term disability payments of 60% of base salary, not to exceed $15,000 per month.

The named executive officers participate in other qualified benefit plans, such as medical insurance plans, in the same manner as all other employees. Highly compensated employees such as the named executive officers pay a larger portion of the premiums for these benefit plans than lower-compensated employees pay.

The King Pharmaceuticals, Inc. Deferred Compensation Plan is a tax-deferred compensation program for a limited number of executives, including the named executive officers. It provides a tax-favorable vehicle for deferring cash compensation, including base salary and awards pursuant to the EMIA program. Under the plan, an executive may defer up to 75% of his or her base salary and up to 90% of annual incentive pay. Deferred balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among twelve available funds and eleven target date funds. Deferred amounts are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to ten years for retirement or termination distributions, or up to five years for scheduled in-service withdrawals. There are no above-market or preferential earnings on deferred compensation. Consequently, the Summary Compensation Table does not include earnings on deferred amounts. King matches contributions to this plan to the extent that deferrals reduce matching contributions otherwise available under the 401(k) plan.

Attributed costs of the personal benefits available to the named executive officers for the fiscal year ended December 31, 2008, are included in column (i) of the Summary Compensation Table on page 27.

Severance and Change of Control Benefits

We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior executives and are generally required by the competitive recruiting environment within our industry. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are designed to alleviate an executive’s concerns about the loss of his or her position without cause. We also believe that a change in control arrangement will provide an executive security that will likely reduce any reluctance of an executive to pursue a change in control transaction that could be in the best interests of our shareholders. For a detailed discussion of potential severance and change of control benefits, see “Post-Termination Payments,” beginning on page 34.

Share Ownership Guidelines

The Committee has from time to time considered the adoption of share ownership guidelines, discussing the matter with management and with its consultant. The Committee has also reviewed information about the use of these guidelines in companies of King’s size and among pharmaceutical companies generally. Based on these reviews, the Committee has determined not to adopt ownership guidelines but to review the issue as warranted.

Timing of Committee Meetings and Grants; Option Pricing; Other Equity Grants

The Committee typically holds four or five regular meetings each year, and the timing of these meetings is generally established during the prior year. The Committee holds special meetings from time to time as its workload requires. Typically, annual grants of equity awards have been accomplished at a meeting of the Committee in March of each year. The 2008 LTIA grants were accomplished by the Committee in March 2008. Individual grants (for example, associated with the hiring of a new executive officer) may occur at other times of year. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price of each stock option awarded to our executive officers is the closing price of our common stock on the date of grant.

We have adopted a policy related to the adoption and administration of equity incentive plans and related equity grants. This policy addresses the procedures for review and adoption of equity incentive plans, offers of equity grants to employees, prospective employees, directors and prospective directors. The policy defines the processes through which these grants are reviewed and approved, and it also addresses SEC reporting obligations, notification of grant recipients, recordkeeping requirements, tax requirements and other matters. Key elements of the policy include the following:

•	No equity grant may be offered to any employee, prospective employee, director or prospective director without prior proper authorization unless the offer advises that any equity grant ultimately awarded would depend upon proper review and approval. All offers of equity grants must be made in writing.

•	Only the Committee is authorized to make equity grants to our executive officers. All such grants, and all other grants made by the Committee, are recorded in the Committee’s minutes.

•	Only the board of directors is authorized to make equity grants to non-employee members of our board of directors. All such grants are recorded in the Board’s minutes.

•	The exercise price of any stock option must be, unless otherwise required by the equity incentive plan under which the option is granted, not less than the closing price of our common stock as of the grant date. Our Incentive Plan provides that stock options granted pursuant to the Plan shall have an exercise price no less than the closing price of our common stock on the date the option is granted.

•	The Committee has delegated to the CEO limited authority to make grants of nonqualified stock options and restricted stock to employees who are not executive officers. This delegation of authority is discussed in more detail below. If the CEO wishes to use this authority to make a grant of stock options or restricted stock, the policy requires that he first approve all material terms of the proposed equity grant and submit these terms to an Equity Grant Completion Committee (or “EGCC”) for review. The EGCC is composed of two members of management, one from the Human Resources Department and an attorney from the Legal Department, and it operates pursuant to a written charter. The EGCC is required to verify that the terms of the proposed equity grant, if the grant were completed, conform with legal requirements, with the authority delegated to the CEO by the Committee, with company policies, with the applicable equity incentive plan and with other applicable requirements. If the EGCC determines unanimously that all of these requirements are met, then the grant is made, with a grant date of the 15th day of the month following the month during which the EGCC approved the terms of the grant. The EGCC’s approval of a grant may be withheld only if completion of the equity grant would not conform with the requirements described above, and the EGCC has no independent authority to make equity grants.

As noted above, the Committee has delegated to the CEO limited authority to make grants, pursuant to our Incentive Plan, of nonqualified stock options and restricted stock to employees who are not executive officers. Unless otherwise authorized by the Committee, the CEO is authorized to grant a total of no more than 250,000 stock options and shares of restricted stock per calendar year, and unused shares are not carried from one year to the next. No single grant of restricted stock may exceed 25,000 shares and no single grant of stock options may exceed 50,000 options. Further, no employee may receive, through this process, more than one grant of stock options and one grant of restricted stock per calendar year. The CEO is authorized to determine the vesting schedule of the grants made pursuant to this process, but all other terms must conform to a form of grant agreement previously approved by the Committee. The exercise price of all stock options may not be less than the closing price of our common stock on the grant date. The CEO is required to report to the Committee not less than twice per year regarding his use of this delegated authority.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an executive officer’s compensation that exceeds $1.0 million per year unless the compensation is paid under a performance-based plan that has been approved by shareholders. The Committee believes that it is generally preferable to comply with the requirements of Section 162(m) through, for example, the use of our Incentive Plan. However, to maintain flexibility in compensating executive officers in a manner that attracts, rewards and retains high quality individuals, the Committee may elect to provide compensation outside of those requirements when it deems appropriate. The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the company.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we have operated in good faith compliance with the statutory provisions which were effective January 1, 2005. The final regulations pursuant to the Act were adopted in 2007. Since that time, we have acted in conformity with the final rules and have reviewed and amended several of our plans, agreements and arrangements affected by the final rules. We completed all necessary amendments prior to the end of 2008.

Accounting for Stock-Based Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” which requires the recognition of the fair value of stock-based compensation in earnings. FAS 123(R) has not had a significant impact on decisions related to King’s compensation programs.

Economic Climate

The Committee is closely monitoring the current economic climate and intends to assess any effects it may have on executive compensation matters.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Compensation and Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this Report by reference therein.

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation and Human Resources Committee of the Board of Directors

Earnest W. Deavenport, Jr., Chair
Gregory D. Jordan
Ted G. Wood

EXECUTIVE AND DIRECTOR COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation paid to the company’s named executive officers for 2008, 2007 and 2006.

Amounts listed under column (g), “Non-Equity Incentive Plan Compensation”, were determined by the Compensation Committee, pursuant to the terms of the Executive Management Incentive Award program and, to the extent not deferred by an executive, were paid shortly after these determinations. The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for the years ended December 31, 2006, 2007 and 2008.

Based on the dollar amounts recognized for financial statement reporting purposes for equity incentives for the fiscal year ended December 31, 2008 and the base salary of the named executive officers, “Salary” in 2008 accounted for approximately 17% of the total compensation of the named executives, equity-based incentive compensation accounted for approximately 68% of total compensation, non-equity incentive compensation accounted for approximately 13% of total compensation and other compensation accounted for approximately 2% of total compensation. The Committee reviews at least annually a “tally sheet” for each named executive, and others, that shows the total compensation of the executive.

There are no above-market or preferential earnings on deferred compensation. Consequently, the table does not include earnings on deferred amounts. None of the named executive officers is eligible for pension benefits as King does not have any defined benefit programs in which the named executive officers are eligible to participate.

					(g)
			(e)	(f)	Non-Equity	(i)
		(c)	Stock	Option	Incentive Plan	All Other	(j)
(a)	(b)	Salary	Awards	Awards	Compensation	Compensation	Total
Name And Principal Position	Year	($)	($) (1)	($) (1)	($) (2)	($) (3)	($)

Brian A. Markison	2008	980,820	4,194,648	684,644	980,820	125,300	6,966,232
President and Chief	2007	922,945	2,843,420	688,115	1,780,926	162,780	6,398,186
Executive Officer	2006	825,000	1,398,615	947,317	1,650,000	171,542	4,992,474

Joseph Squicciarino	2008	552,000	2,034,392	243,781	386,400	75,940	3,292,513
Chief Financial Officer	2007	511,434	1,474,187	145,276	716,008	60,401	2,907,306
	2006	466,033	830,040	64,914	652,446	59,029	2,072,462

Stephen J. Andrzejewski	2008	411,000	1,205,040	155,796	246,600	53,334	2,071,770
Chief Commercial Officer	2007	395,200	880,343	188,160	424,169	57,621	1,945,493
	2006	386,333	481,733	273,438	463,600	37,624	1,642,728

Eric J. Bruce	2008	411,000	1,055,170	155,796	246,600	27,054	1,895,620
President, Alpharma	2007	395,200	684,625	100,233	474,240	33,103	1,687,401
Animal Health	2006	386,333	381,266	46,412	428,830	36,439	1,279,280

James W. Elrod	2008	431,500	964,243	114,533	258,900	27,960	1,797,136
Chief Legal Officer	2007	375,200	484,814	75,260	375,200	24,211	1,334,685
and Secretary	2006	327,402	250,130	73,084	335,000	178,038	1,163,654

(1)	The amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R) and include amounts from awards granted during prior years. Assumptions used in the calculation of these amounts are described in Note 21, “Stock-Based Compensation,” to our financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K that was filed with the SEC on March 2, 2009. All awards were made under the company’s Incentive Plan or its predecessor plan, the 1997 Stock Option Plan for Employees of King Pharmaceuticals, Inc., and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2008, 2007 and 2006, there were no forfeitures of awards related to service-based vesting conditions for the named executive officers.

(2)	Cash incentive awards pursuant to the 2008, 2007 and 2006 Executive Management Incentive Award (EMIA) programs.

(3)	The following two tables detail “All Other Compensation” received by each named executive officer for 2008.

	Perquisites and
	Other Personal	401(k) Matching	Tax	Total Other
Name	Benefits	Contributions	Reimbursements	Compensation
	(In Dollars)

Brian A. Markison	107,267	11,500	6,533	125,300
Joseph Squicciarino	57,907	11,500	6,533	75,940
Stephen J. Andrzejewski	31,458	9,818	12,058	53,334
Eric J. Bruce	11,440	11,500	4,114	27,054
James W. Elrod	11,440	10,858	5,662	27,960

	Brian A.	Joseph	Stephen J.
Type of Compensation	Markison	Squicciarino	Andrzejewski		Eric J. Bruce	James W. Elrod
	(In Dollars)

Perquisites
Financial planning	11,440	11,440	10,729		11,440	11,440
Personal use of corporate aircraft (1)	95,827	46,467	10,343		0	0
Other	0	0	10,386	(2)	0	0
Total Perquisites	107,267	57,907	31,458		11,440	11,440
401(k) Matching Contributions	11,500	11,500	9,818		11,500	10,858
Tax Reimbursements
Financial planning	6,533	6,533	6,127		4,114	5,662
Other	0	0	5,931		0	0
Total Tax Reimbursements	6,533	6,533	12,058		4,114	5,662
Total All Other Compensation	125,300	75,940	53,334		27,054	27,960

(1)	Includes the aggregate incremental cost to King of: aircraft operation; crew transportation, meals and lodging; and aircraft handling, parking, de-icing and maintenance.

(2)	Relates to a trip to reward King’s top sales performers.

We regularly use offer letters in connection with the hiring of new employees. In addition to customary elements such as salary and benefit information, these letters have sometimes contained provisions related to post-termination pay and benefits when necessary to provide employment security to newly-hired executives. An offer letter between King and Mr. Markison provides for arrangements with respect to post-termination pay and benefits. For information regarding the terms of these offer letters, please see the section entitled “Post-Termination Payments” beginning on page 34.

2008 Grants of Plan Based Awards

The following table contains information on the company’s equity and non-equity incentive plan awards to named executive officers during 2008.

		(c)	(d)	(e)	(f)	(g)	(h)
		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)
								(i)	(j)
								All Other	All Other
								Stock	Option		(l)
								Awards:	Awards:	(k)	Grant Date
								Number of	Number of	Exercise or	Fair Value of
								Shares of	Securities	Base Price	Stock and
	(b)							Stock or	Underlying	of Option	Option
(a)	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	($/Sh) (5)	($)

Brian A. Markison		490,410	980,820	1,961,640
	3/25/2008				21,565	43,130	86,260				528,343
	3/25/2008				50,315	100,630	201,260				896,613
	3/25/2008							57,500			512,325
	3/25/2008								181,590	8.91	740,887

Joseph Squicciarino		193,200	386,400	772,800
	3/25/2008				8,015	16,030	32,060				196,368
	3/25/2008				18,705	37,410	74,820				333,323
	3/25/2008							21,370			190,407
	3/25/2008								67,500	8.91	275,400

Stephen J. Andrzejewski		123,300	246,600	493,200
	3/25/2008				4,180	8,360	16,720				102,410
	3/25/2008				9,750	19,500	39,000				173,745
	3/25/2008							11,140			99,257
	3/25/2008								35,180	8.91	143,534

Eric J. Bruce		123,300	246,600	493,200
	3/25/2008				4,180	8,360	16,720				102,410
	3/25/2008				9,750	19,500	39,000				173,745
	3/25/2008							11,140			99,257
	3/25/2008								35,180	8.91	143,534

James W. Elrod		129,450	258,900	517,800
	3/25/2008				4,385	8,770	17,540				107,433
	3/25/2008				10,235	20,470	40,940				182,388
	3/25/2008							11,700			104,247
	3/25/2008								36,930	8.91	150,674

(1)	Reflects grants pursuant to the company’s Incentive Plan in connection with the company’s 2008 Executive Management Incentive Award program. Details regarding that program, including actual payout amounts, may be found in the Compensation Discussion and Analysis beginning on page 13.

(2)	Reflects Three-Year and One-Year performance share units (PSUs) granted pursuant to the company’s Incentive Plan in connection with the 2008 Long Term Incentive Award program. Further details regarding that program, including performance-based conditions, may be found in the Compensation Discussion and Analysis beginning on page 13.

(3)	Principally reflects restricted stock granted pursuant to the company’s Incentive Plan in connection with the 2008 Long Term Incentive Award program. Further details regarding that program may be found in the Compensation Discussion and Analysis beginning on page 13.

(4)	Reflects stock options granted pursuant to the company’s Incentive Plan in connection with the 2008 Long Term Incentive Award program. Further details regarding that program may be found in the Compensation Discussion and Analysis beginning on page 13.

(5)	The exercise price of each stock option awarded to our named executive officers in 2008 is the closing price of our common stock on the date of grant.

2008 Outstanding Equity Awards at Fiscal Year End

The following table discloses information relating to stock options, restricted stock and performance share units held by the named executive officers as of December 31, 2008.

	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
	Option awards					Stock awards
									Equity
									Incentive
									Plan Awards:
						Number of		Market Value	Number of		Equity Incentive Plan
	Number of	Number of				Shares or		of	Unearned		Awards: Market or
	Securities	Securities				Units		Shares or	Shares,		Payout Value of
	Underlying	Underlying				of Stock		Units	Units or Other		Unearned Shares,
	Unexercised	Unexercised		Option		That		of Stock That	Rights That		Units
	Options	Options		Exercise	Option	Have Not		Have Not	Have		or Other Rights That
(a)	(#)	(#)		Price	Expiration	Vested		Vested	Not Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)		($)

Brian A. Markison	114,724			19.4600	3/8/2014
	10,276			19.4600	3/8/2014
	250,000			10.6700	7/15/2014
	35,626	18,354	(1)	19.6800	3/20/2016
	30,396	61,714	(2)	19.2900	3/21/2017
		181,590	(3)	8.9100	3/25/2018
						27,450	(4)	291,519
						46,830	(5)	497,335
						200,000	(6)	2,124,000
						57,500	(7)	610,650
						68,580	(8)	728,320
						108,801	(9)	1,155,467
						201,260	(10)	2,137,381
									12,448	(14)	132,198
									41,450	(15)	440,199
									86,260	(16)	916,081
Joseph Squicciarino	15,305	7,885	(1)	19.6800	3/20/2016
	8,999	18,271	(2)	19.2900	3/21/2017
		67,500	(3)	8.9100	3/25/2018
						11,790	(4)	125,210
						13,870	(5)	147,299
						105,500	(11)	1,120,410
						80,000	(6)	849,600
						21,370	(7)	226,949
						29,460	(8)	312,865
						32,220	(9)	342,176
						74,820	(10)	794,588
									5,345	(14)	56,794
									12,270	(15)	130,307
									32,060	(16)	340,477

	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
	Option awards					Stock awards
									Equity
									Incentive
									Plan Awards:
						Number of		Market Value	Number of		Equity Incentive Plan
	Number of	Number of				Shares or		of	Unearned		Awards: Market or
	Securities	Securities				Units		Shares or	Shares,		Payout Value of
	Underlying	Underlying				of Stock		Units	Units or Other		Unearned Shares,
	Unexercised	Unexercised		Option		That		of Stock That	Rights That		Units
	Options	Options		Exercise	Option	Have Not		Have Not	Have		or Other Rights That
(a)	(#)	(#)		Price	Expiration	Vested		Vested	Not Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)		($)

Stephen J. Andrzejewski	88,274			17.0550	5/3/2014
	11,726			17.0550	5/3/2014
	10,942	5,638	(1)	19.6800	3/20/2016
	5,900	11,980	(2)	19.2900	3/21/2017
		35,180	(3)	8.9100	3/25/2018
						8,430	(4)	89,527
						9,090	(5)	96,536
						53,000	(11)	562,860
						40,000	(6)	424,800
						11,140	(7)	118,307
						21,060	(8)	223,657
						21,120	(9)	224,294
						39,000	(10)	414,180
									3,823	(14)	40,600
									8,050	(15)	85,491
									16,720	(16)	177,566
Eric J. Bruce	10,942	5,638	(1)	19.6800	3/20/2016
	5,900	11,980	(2)	19.2900	3/21/2017
		35,180	(3)	8.9100	3/25/2018
						8,430	(4)	89,527
						9,090	(5)	96,536
						72,000	(6)	764,640
						11,140	(7)	118,307
						21,060	(8)	223,657
						21,120	(9)	224,294
						39,000	(10)	414,180
									3,823	(14)	40,600
									8,050	(15)	85,491
									16,720	(16)	177,566
James W. Elrod	20,000			9.7850	3/4/2015
	2,500			15.5600	10/18/2015
	6,547	3,373	(1)	19.6800	3/20/2016
	3,801	7,719	(2)	19.2900	3/21/2017
		36,930	(3)	8.9100	3/25/2018
						21,300	(12)	226,206
						5,040	(4)	53,525
						5,860	(5)	62,233
						100,000	(13)	1,062,000
						11,700	(7)	124,254
						12,600	(8)	133,812
						13,609	(9)	144,528
						40,940	(10)	434,783
									2,285	(14)	24,267
									5,180	(15)	55,012
									17,540	(16)	186,274

(1)	Thirty-three percent of the option became exercisable on March 20, 2007, thirty-three percent became exercisable on March 20, 2008 and the remaining thirty-four percent became exercisable on March 20, 2009.

(2)	Thirty-three percent of the option became exercisable on March 21, 2008, thirty-three percent became exercisable on March 21, 2009 and the remaining thirty-four percent will become exercisable on March 21, 2010.

(3)	Thirty-three percent of the option became exercisable on March 25, 2009, thirty-three percent will become exercisable on March 25, 2010 and the remaining thirty-four percent will become exercisable on March 25, 2011.

(4)	Restricted stock which vests on March 20, 2009.

(5)	Restricted stock which vests on March 21, 2010.

(6)	Restricted stock which vests on December 14, 2010.

(7)	Restricted stock which vests on March 25, 2011.

(8)	One-year performance share units which were paid in stock following a restricted period that ended on December 31, 2008.

(9)	One-year performance share units which are payable in stock following a restricted period ending on December 31, 2009.

(10)	One-year performance share units which are payable in stock following a restricted period ending on December 31, 2010.

(11)	Restricted stock which vests on May 15, 2012.

(12)	Restricted stock which vested on February 21, 2009.

(13)	Restricted stock which vests on November 29, 2010.

(14)	Three-year performance share units granted in 2006 which were paid in common stock after December 31, 2008 based upon King’s three-year total shareholder return of 30.5%, reflecting approximately threshold performance.

(15)	Assumes target performance under three-year performance share units granted in 2007 which will be paid in common stock after December 31, 2009 based upon King’s three-year total shareholder return (stock price appreciation plus dividends) versus the returns of companies in the Dow Jones U.S. Pharmaceuticals Index for the years 2007 through 2009. For more information about three-year performance share units, see the Compensation Discussion and Analysis beginning on page 13.

(16)	Assumes stretch performance under three-year performance share units granted in 2008 which will be paid in common stock after December 31, 2010 based upon King’s three-year total shareholder return (stock price appreciation plus dividends) versus the returns of companies in the Dow Jones U.S. Pharmaceuticals Index for the years 2008 through 2010. For more information about three-year performance share units, see the Compensation Discussion and Analysis beginning on page 13.

2008 Option Exercises and Stock Vested

The following table provides information concerning stock awards that vested during 2008 for each named executive officer. No named executive officer exercised stock options during 2008.

	(d)	(e)
	Stock Awards
	Number of Shares	Value Realized
	Acquired on	on
(a)	Vesting	Vesting
Name	(#)	($)

Brian A. Markison (1)	211,028	1,830,787
Joseph Squicciarino (2)	68,139	561,626
Stephen J. Andrzejewski (3)	74,883	664,512
Eric J. Bruce (4)	55,495	449,050
James W. Elrod (5)	14,885	93,924

(1)	Includes 68,580 shares of common stock issued pursuant to a 2006 grant of one-year performance share units, 12,448 shares of common stock issued pursuant to a 2006 grant of three-year performance share units and 130,000 shares of restricted stock granted in 2006 for which the restrictions lapsed in 2008.

(2)	Includes 29,460 shares of common stock issued pursuant to a 2006 grant of one-year performance share units, 5,345 shares of common stock issued pursuant to a 2006 grant of three-year performance share units and 33,334 shares of restricted stock granted in 2006 for which the restrictions lapsed in 2008.

(3)	Includes 21,060 shares of common stock issued pursuant to a 2006 grant of one-year performance share units, 3,823 shares of common stock issued pursuant to a 2006 grant of three-year performance share units and 50,000 shares of restricted stock granted in 2006 for which the restrictions lapsed in 2008.

(4)	Includes 21,060 shares of common stock issued pursuant to a 2006 grant of one-year performance share units, 3,823 shares of common stock issued pursuant to a 2006 grant of three-year performance share units and 30,612 shares of restricted stock granted in 2006 for which the restrictions lapsed in 2008.

(5)	Includes 12,600 shares of common stock issued pursuant to a 2006 grant of one-year performance share units and 2,285 shares of common stock issued pursuant to a 2006 grant of three-year performance share units.

Pension Benefits

King has no defined benefit program in which the named executive officers are eligible to participate.

2008 Nonqualified Deferred Compensation

The following table contains information relating to the named executive officers’ participation in King’s non-qualified deferred compensation plans.

	(b)	(d)	(f)
	Executive	Aggregate	Aggregate
(a)	Contributions In	Earnings In	Balance At Last
Name	Last FY ($) (1)	Last FY ($) (2)	FYE ($)

Brian A. Markison	0	0	0
Joseph Squicciarino	0	0	0
Stephen J. Andrzejewski	0	0	0
Eric J. Bruce	71,136	5,918	162,597
James W. Elrod	0	0	0

(1)	The amount in this column for Mr. Bruce reflects the deferral of $71,136 of his 2007 Executive Management Incentive Award, which was paid in 2008. This deferral is included in the 2008 “Non-Equity Incentive Plan Compensation” column.

(2)	There are no above-market or preferential earnings on deferred compensation. Consequently, the Summary Compensation Table does not include earnings on deferred amounts.

The King Pharmaceuticals, Inc. Deferred Compensation Plan is a tax deferred compensation program for a limited number of executives, including the named executive officers. It provides a tax favorable vehicle for deferring cash compensation, including base salary and awards pursuant to the company’s 2008 Executive Management Incentive Award program. Under the plan, an executive may defer up to 75% of his or her base salary and up to 90% of annual incentive pay. Deferred balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among twelve available funds and eleven target date funds. Deferred amounts are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to ten years for retirement or termination distributions, or up to five years for scheduled in-service withdrawals. King matches contributions to this plan to the extent that deferrals reduce matching contributions otherwise available under the 401(k) plan.

Post-Termination Payments

The Amended and Restated Severance Pay Plan: Tier I, adopted by the Compensation and Human Resources Committee of the board of directors in October 2007 (the “Severance Plan”), applies to all of the named executive officers, although an offer letter between King and Mr. Markison addresses severance matters. This offer letter is discussed below.

Each executive’s receipt of the termination payments, accelerated vesting and other benefits contemplated by King’s Severance Plan is conditioned upon execution of a Waiver, Release and Nonsolicitation, Noncompete and Nondisclosure Agreement (the “Waiver and Release Agreement”) within forty-five days of its provision to the executive. This agreement will include, among other things, customary noncompetition, nonsolicitation and confidentiality covenants. The term of the obligations of the named executive officer under the Waiver and Release Agreement will be equal to the number of years used as the severance multiple, as described below, or in the case of the confidentiality covenant shall survive indefinitely. If a named executive officer breaches the Waiver and Release Agreement: (1) there will be immediate and permanent cessation of any payment or benefit to the executive; (2) the executive will be required to repay 90% of the amount of severance pay, severance benefits and/or suspended equity awards previously paid or provided to the executive and dependents; and (3) the executive will be required to repay to the company its costs and expenses of enforcing the terms of the Waiver and Release Agreement.

King’s Severance Plan is designed to provide a severance payment and certain benefits to an executive for a Qualifying Separation (as defined below). It is also designed to pay an enhanced severance payment for a Qualifying Separation in connection with a Change of Control (as defined below). The severance payment is payable in a lump sum within thirty days after the expiration of any revocation period associated with the Waiver and Release Agreement. The severance obligations will be paid by the company or any successor entity.

If a Qualifying Separation occurs under the Severance Plan within twenty-four months after a Change in Control, then the named executive officer will be entitled to the following:

•	For the Chief Executive Officer, a severance payment equal to three times the sum of (1) current annual salary and (2) an amount equal to his target (mid-range) cash incentive award; or, for the other named executive officers, two times the sum of (1) current annual salary and (2) an amount equal to the target (mid-range) cash incentive award;

•	Compensation for earned and unused vacation days;

•	Continuation of welfare benefits as described below;

•	Acceleration of all unvested equity awards; and

•	Additional tax gross up payments in order to compensate for any tax liability imposed on change of control payments to the extent these payments constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

If a Qualifying Separation occurs under the Severance Plan prior to a Change in Control or more than twenty-four months after a Change in Control, then the named executive officer will be entitled to the following:

•	A severance payment equal to two times the sum of (1) current annual salary and (2) the target (mid-range) cash incentive award for the Chief Executive Officer; or, for the other named executive officers, one and one-half times the sum of (1) current annual salary and (2) the target (mid-range) cash incentive award;

•	Compensation for earned and unused vacation days;

•	Continuation of welfare benefits as described below; and

•	Acceleration of all unvested equity awards.

The plan administrator has discretion under the Severance Plan to use up to the stretch (top-range) cash incentive bonus amount in place of the target (mid-range) cash incentive bonus amount in order to increase the severance payment to any named executive.

Each payment made by the company under the terms of the Severance Plan is intended to be (i) a separate payment for the purposes of section 409A of the Code, and (ii) exempt from the application of Code Section 409A, to the extent possible. If the company decides that the executive is a “specified employee,” as that term is defined by Treasury Regulation 1.409A-1(i)(1), and that payments made to the executive are or may become subject to additional tax under Code Section 409A, then payments to the executive will be (a) delayed for six months after the executive’s termination, or such shorter period as the company decides is necessary to avoid the imposition of additional taxes under Code Section 409A, and (b) increased by an amount equal to the interest (at prime rate) on them for the period in which the payments were actually delayed.

The Severance Plan provides for the continuation of coverage under King’s welfare benefit plans (within the contemplation of ERISA) for which the executive was eligible and participating on the date of the termination described above. These benefits would have the same terms and conditions (exclusive of any tax consequences to the recipient on resulting coverage or benefits) as if the executive were still an active employee of King, including dependent coverage where applicable. These benefits would end on the earliest of (a) eighteen months beginning on the date of the termination described above, (b) the end of the period for which severance pay is calculated, (c) the date of any material breach of the provisions of the Severance Plan by the executive, or (d) the date the executive first becomes eligible for coverage of the same general category under another plan, program or other arrangement. The executive must notify King in writing within seven days after becoming eligible for alternate coverage. At the end of the period of continued coverage, the executive would be eligible to elect to continue company-sponsored medical coverage under COBRA, as defined in Section 4980B of the Code, by paying such amounts as COBRA may require.

A “Qualifying Separation” is defined under King’s Severance Plan to mean separation from the company:

•	within twenty-four months following the date on which a Change in Control occurs, either (a) for Good Reason or (b) initiated by the company or its successor without Cause (as defined below); or

•	not following a Change in Control, whether (a) for Good Reason or (b) initiated by the company without Cause.

King’s Severance Plan defines “Good Reason” to mean:

•	Implementation of a material diminution in the nature or status of the executive’s authority, duties, responsibilities, reporting relationships, title and/or position (except that a reduction in the number of employees reporting to the executive will not, by itself, constitute Good Reason). Material diminution will be determined, in the case of a Change in Control only, with reference to those in effect as of thirty days prior to the Change in Control, determined in the context of the individual’s relative position in the overall controlled group of corporations which includes the company immediately prior to a Change in Control as compared to the individual’s position in the overall controlled group of corporations which includes the company immediately after a Change in Control;

•	Failure to pay promptly any material compensation when due;

•	Material reduction in the rate of annual base salary without the executive’s consent;

•	Material breach by King of any employment contract or other agreement as to the terms and conditions of employment; or

•	Requiring the executive to be based at a work site in excess of fifty miles from the current location of the executive’s principal job location or office.

The executive must provide notice to the company of the existence of one of the above conditions constituting Good Reason within thirty days of discovering it. King will then have thirty days to cure the condition, and, if the company fails to do so, the executive may then effect a separation of service for Good Reason within thirty days after the expiration of the cure period or else waive the right to do so.

King’s Severance Plan defines “Cause” to mean:

•	Conviction of or pleading guilty or nolo contendere to an act of fraud, embezzlement, theft or any other act constituting a felony or any crime involving moral turpitude and/or dishonesty;

•	Gross negligence or willful misconduct which results or, in the sole opinion of the plan administrator would be likely to result, in material harm to the company or which results or, in the sole opinion of the plan administrator would be likely to result, in a materially adverse effect on the company’s reputation, operations, properties, or business or employee relationships;

•	By action or inaction, failing or refusing faithfully and conscientiously to perform one or more material assignments or responsibilities of the executive’s position;

•	Failing or refusing to look after the best interests of the company committed to the executive’s care;

•	Failing or refusing reasonably to advance the interests of the company;

•	Failing to devote full time, attention and energy to the business of the company; or

•	Failing to devote best efforts to the business of the company.

King’s Severance Plan defines “Change in Control” to mean:

•	The sale of substantially all of the assets of the company; or

•	Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”), other than the executive officers, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent of the total voting stock of the company;

•	The company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the company, in any such event pursuant to a transaction in which any voting stock of the company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) any voting stock of the company is reclassified or changed into or exchanged for nonredeemable voting stock of the surviving or transferee corporation and (ii) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the executive officers, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent of the total voting stock of the surviving or transferee corporation; or

•	A majority of members of the company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the company’s board of directors prior to the date of the appointment or election. The tables below contain specific information about arrangements that provide for payments to the named executive officers at, following, or in connection with their termination with or without cause, resignation, retirement, termination upon change in control, or other separation. These tables assume that the relevant triggering event occurred on the last business day of the last completed fiscal year, December 31, 2008, and apply the closing price of the company’s common stock on that day, $10.62.

Post-Termination Payments for Mr. Markison

Effective on July 15, 2004, Mr. Markison agreed to an offer letter whereby he became President and Chief Executive Officer of King. If Mr. Markison’s employment is terminated while the offer letter is in effect either (a) by King other than for “cause,” or (b) by Mr. Markison for “good reason,” King will pay Mr. Markison a lump-sum cash severance payment equal to two times the sum of:

•	his base salary at the time of termination of his employment, and

•	his target cash incentive bonus for the year of termination (which amount would not be pro-rated based on the date of his termination).

Also, in the event of termination of Mr. Markison’s employment for these reasons,

•	King would continue to provide Mr. Markison with health and welfare benefits generally made available to executives until the second anniversary of his termination of employment, provided that this obligation would end if he became covered by the employee benefits plans of a subsequent employer;

•	all unvested stock options awarded to Mr. Markison would immediately become fully vested; and

•	in the event that any payments he received were considered “excess parachute payments” under Section 280G of the Code, he would be entitled to a gross-up payment to make him whole for any excise tax imposed on him under Section 4999 of the Code (and such gross-up payment would include amounts to make him whole for the Federal, state and local income and excise taxes owing with respect to the gross-up payment).

Under Mr. Markison’s offer letter, “cause” includes:

•	conviction of, or plea of guilty or no contest to, a felony,

•	embezzlement,

•	the illegal use of drugs,

•	a material violation of law, regulation or written company policy which, in the good faith belief of the Board, is conduct so unacceptable as to prohibit the Board from continuing to maintain him in the position of Chief Executive Officer, or

•	if no “change in control” has occurred, his failure to substantially perform his duties as determined by the Board.

Mr. Markison’s offer letter defines “Good Reason” to mean:

•	a reduction of his compensation or benefits, responsibilities, duties, authority, reporting relationships, title and/or position (in each case other than his position, if any, as director of King or any subsidiary or as an officer of any subsidiary), unless other similarly situated senior executives of King are required to accept a similar reduction, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by King promptly after receipt of notice from Mr. Markison; provided, however, that this clause (i) shall not be deemed triggered merely as a result of King’s ceasing to be a publicly traded company in connection with a change in control or as a result of King’s (or its successor’s) becoming a subsidiary of another company,

•	the company, without his consent, requires him to relocate (which term shall not include travel) to a location more than fifty miles from his current residence,

•	the failure to pay to him any compensation or benefits due him, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by King promptly after receipt of notice thereof given by Mr. Markison, or

•	King’s material breach of any provision of Mr. Markison’s offer letter.

If Mr. Markison’s employment is terminated while the offer letter is in effect (a) by King other than for “cause,” or (b) by Mr. Markison for “good reason,” in each case during the two-year period following a change in control, King will pay Mr. Markison a lump-sum cash severance payment equal to three times the sum of:

•	his base salary at the time of termination of his employment, and

•	his target cash incentive bonus for the year of termination (which amount would not be pro-rated based on the date of his termination).

Also, in the event of termination of Mr. Markison’s employment for these reasons,

•	King would continue to provide him with health and welfare benefits generally made available to the company executives until the third anniversary of his termination of employment, provided that such obligation would cease if he became covered by the employee benefits plans of a subsequent employer,

•	all unvested stock options awarded to Mr. Markison under the stock option plan would immediately become fully vested, and

•	in the event that any payments he received were considered “excess parachute payments” under Section 280G of the Code, he would be entitled to a gross-up payment to make him whole for any excise tax imposed on him under Section 4999 of the Code (and such gross-up payment would include amounts to make him whole for the Federal, state and local income and excise taxes owing with respect to the gross-up payment).

Mr. Markison’s receipt of the termination payments and other benefits contemplated by his offer letter is conditioned upon his execution of an Agreement and Release at the time of his severance. The Agreement and Release will include, among other things, customary non competition and non solicitation covenants of a term that will not exceed one year, and a customary confidentiality covenant.

Mr. Markison’s offer letter defines “change in control” to mean:

•	The sale of substantially all of King’s assets;

•	Any “person” or “group” (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent of the total voting stock of King;

•	King consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in one transaction or a series of transactions, to any person or any person consolidates with, or merges with or into, King, in any such event pursuant to a transaction in which any voting stock of King is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (A) any voting stock of King is reclassified or changed into or exchanged for non-redeemable voting stock of the surviving or transferee corporation and (B) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent of the total voting stock of the surviving or transferee corporation; or

•	During any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the shareholders of King was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation
Brian A. Markison	Without	Termination		For Good	Retirement			Change In
President and Chief Executive Officer	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	Control (4)
	(In Dollars)
Benefits Earned Prior to Termination

Value of unexercised vested stock options	0	0	0	0	N/A	0	0	0

401(k) plan balance	74,617	74,617	74,617	74,617	N/A	74,617	74,617	74,617

Executive deferred comp. plan balance	0	0	0	0	N/A	0	0	0

Total Already Earned	74,617	74,617	74,617	74,617	N/A	74,617	74,617	74,617

Additional Payments Earned Upon Termination

Cash severance	3,960,000	0	0	3,960,000	N/A	0	0	5,940,000

Non-equity incentive for year of termination	0	0	0	0	N/A	N/A	N/A	0

Add’l value due to vesting of unvested stock options(2)	310,519	0	0	310,519	N/A	310,519	310,519	310,519

Add’l value due to vesting of restricted stock and PSUs (1-year perf. period)(2)(3)	6,816,351	0	0	6,816,351	N/A	6,816,351	6,816,351	6,816,351

Add’l value due to vesting of PSUs (3-year perf. period)	898,240	0	0	898,240	N/A	898,240	898,240	898,240

Health and welfare continuation	25,000	0	0	25,000	N/A	0	0	37,500

Financial planning	40,127	0	0	40,127	N/A	40,127	40,127	60,190

Sec. 280(G) excise tax and related gross-up	0	0	0	0	N/A	0	0	3,656,426

Add’l Payments Due to Termination	12,050,237	0	0	12,050,237	N/A	8,065,237	8,065,237	17,719,226

Total	12,124,854	74,617	74,617	12,124,854	N/A	8,139,854	8,139,854	17,793,843

(1)	Executive is not retirement-eligible.

(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by an offer letter dated July 15, 2004 and the Severance Pay Plan: Tier 1.

(3)	Includes One-Year PSUs earned during fiscal years 2007 and 2008 but which are not yet vested.

(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

Post-Termination Payments for Mr. Squicciarino, Mr. Andrzejewski, Mr. Bruce and Mr. Elrod

Messrs. Squicciarino, Andrzejewski, Bruce and Elrod are eligible for our Severance Pay Plan: Tier I, which is described earlier in this section. The potential amounts payable to each executive and the circumstances under which they are payable are set forth in the following tables.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation
Joseph Squicciarino	Without	Termination		For Good	Retirement			Change In
Chief Financial Officer	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	Control (4)
	(In Dollars)
Benefits Earned Prior to Termination

Value of unexercised vested stock options	0	0	0	0	N/A	0	0	0

401(k) plan balance	78,592	78,592	78,592	78,592	N/A	78,592	78,592	78,592

Executive deferred comp. plan balance	0	0	0	0	N/A	0	0	0

Total Already Earned	78,592	78,592	78,592	78,592	N/A	78,592	78,592	78,592

Additional Payments Earned Upon Termination

Cash severance	1,407,600	0	0	1,407,600	N/A	0	0	1,876,800

Non-equity incentive for year of termination	0	0	0	0	N/A	N/A	N/A	0

Add’l value due to vesting of unvested stock options (2)	115,425	0	0	115,425	N/A	115,425	115,425	115,425

Add’l value due to vesting of restricted stock and PSUs (1-year perf. period) (2)(3)	3,606,233	0	0	3,606,233	N/A	3,606,233	3,606,233	3,606,233

Add’l value due to vesting of PSUs (3-year perf. period)	300,546	0	0	300,546	N/A	300,546	300,546	300,546

Health and welfare continuation	18,750	0	0	18,750	N/A	0	0	18,750

Financial planning	40,127	0	0	40,127	N/A	40,127	40,127	60,190

Sec. 280(G) excise tax and related gross-up	0	0	0	0	N/A	0	0	0

Add’l Payments Due to Termination	5,488,681	0	0	5,488,681	N/A	4,062,331	4,062,331	5,977,944

Total	5,567,273	78,592	78,592	5,567,273	N/A	4,140,923	4,140,923	6,056,536

(1)	Executive is not retirement-eligible.

(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by the Severance Pay Plan: Tier 1.

(3)	Includes One-Year PSUs earned during fiscal years 2007 and 2008 but which are not yet vested.

(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation
Stephen J. Andrzejewski	Without	Termination		For Good	Retirement			Change In
Chief Commercial Officer	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	Control (4)
	(In Dollars)
Benefits Earned Prior to Termination

Value of unexercised vested stock options	0	0	0	0	N/A	0	0	0

401(k) plan balance	97,146	97,146	97,146	97,146	N/A	97,146	97,146	97,146

Executive deferred comp. plan balance	0	0	0	0	N/A	0	0	0

Total Already Earned	97,146	97,146	97,146	97,146	N/A	97,146	97,146	97,146

Additional Payments Earned Upon Termination

Cash severance	986,400	0	0	986,400	N/A	0	0	1,315,200

Non-equity incentive for year of termination	0	0	0	0	N/A	N/A	N/A	0

Add’l value due to vesting of unvested stock options (2)	60,158	0	0	60,158	N/A	60,158	60,158	60,158

Add’l value due to vesting of restricted stock and PSUs (1-year perf. period) (2)(3)	1,930,504	0	0	1,930,504	N/A	1,930,504	1,930,504	1,930,504

Add’l value due to vesting of PSUs (3-year perf. period)	174,274	0	0	174,274	N/A	174,274	174,274	174,274

Health and welfare continuation	18,750	0	0	18,750	N/A	0	0	18,750

Financial planning	40,127	0	0	40,127	N/A	40,127	40,127	60,190

Sec. 280(G) excise tax and related gross-up	0	0	0	0	N/A	0	0	829,140

Add’l Payments Due to Termination	3,210,213	0	0	3,210,213	N/A	2,205,063	2,205,063	4,388,216

Total	3,307,359	97,146	97,146	3,307,359	N/A	2,302,209	2,302,209	4,485,362

(1)	Executive is not retirement-eligible.

(2)	Treatment of unvested awards upon termination without cause and for good reason governed by Severance Pay Plan: Tier 1.

(3)	Includes One-Year PSUs earned during fiscal years 2007 and 2008 but which are not yet vested.

(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation
Eric J. Bruce	Without	Termination		For Good	Retirement			Change In
President, Alpharma Animal Health	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	Control (4)
	(In Dollars)
Benefits Earned Prior to Termination

Value of unexercised vested stock options	0	0	0	0	N/A	0	0	0

401(k) plan balance	63,209	63,209	63,209	63,209	N/A	63,209	63,209	63,209

Executive deferred comp. plan balance	162,597	162,597	162,597	162,597	N/A	162,597	162,597	162,597

Total Already Earned	225,806	225,806	225,806	225,806	N/A	225,806	225,806	225,806

Additional Payments Earned Upon Termination

Cash Severance	986,400	0	0	986,400	N/A	0	0	1,315,200

Non-equity incentive for year of termination	0	0	0	0	N/A	N/A	N/A	0

Add’l value due to vesting of unvested stock options (2)	60,158	0	0	60,158	N/A	60,158	60,158	60,158

Add’l value due to vesting of restricted stock and PSUs (1-year perf. period) (2)(3)	1,707,484	0	0	1,707,484	N/A	1,707,484	1,707,484	1,707,484

Add’l value due to vesting of PSUs (3-year perf. period)	174,274	0	0	174,274	N/A	174,274	174,274	174,274

Health and welfare continuation	18,750	0	0	18,750	N/A	0	0	18,750

Financial planning	36,003	0	0	36,003	N/A	36,003	36,003	54,005

Sec. 280(G) excise tax and related gross-up	0	0	0	0	N/A	0	0	606,432

Add’l Payments Due to Termination	2,983,069	0	0	2,983,069	N/A	1,977,919	1,977,919	3,936,303

Total	3,208,875	225,806	225,806	3,208,875	N/A	2,203,725	2,203,725	4,162,109

(1)	Executive is not retirement-eligible.

(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by Severance Pay Plan: Tier 1.

(3)	Includes One-Year PSUs earned during fiscal years 2007 and 2008 but which are not yet vested.

(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation
James W. Elrod	Without	Termination		For Good	Retirement			Change In
Chief Legal Officer and Secretary	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	Control (4)
	(In Dollars)
Benefits Earned Prior to Termination

Value of unexercised vested stock options	16,700	0	16,700	16,700	N/A	16,700	16,700	16,700

401(k) plan balance	110,415	110,415	110,415	110,415	N/A	110,415	110,415	110,415

Executive deferred comp. plan balance	0	0	0	0	N/A	0	0	0

Total Already Earned	127,115	110,415	127,115	127,115	N/A	127,115	127,115	127,115

Additional Payments Earned Upon Termination

Cash Severance	1,035,600	0	0	1,035,600	N/A	0	0	1,380,800

Non-equity incentive for year of termination	0	0	0	0	N/A	N/A	N/A	0

Add’l value due to vesting of unvested stock options (2)	63,150	0	0	63,150	N/A	63,150	63,150	63,150

Add’l value due to vesting of restricted stock and PSUs (1-year perf. period) (2)(3)	2,107,528	0	0	2,107,528	N/A	2,107,528	2,107,528	2,107,528

Add’l value due to vesting of PSUs (3-year perf. period)	148,149	0	0	148,149	N/A	148,149	148,149	148,149

Health and welfare continuation	18,750	0	0	18,750	N/A	0	0	18,750

Financial Planning	40,127	0	0	40,127	N/A	40,127	40,127	60,190

Sec. 280(G) excise tax and related gross-up	0	0	0	0	N/A	0	0	908,468

Add’l Payments Due to Termination	3,413,304	0	0	3,413,304	N/A	2,358,954	2,358,954	4,687,035

Total	3,540,419	110,415	127,115	3,540,419	N/A	2,486,069	2,486,069	4,814,150

(1)	Executive is not retirement-eligible.

(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by Severance Pay Plan: Tier 1.

(3)	Includes One-Year PSUs earned during fiscal years 2007 and 2008 but which are not yet vested.

(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

2008 Director Compensation

Our Board of Directors believes that our non-employee directors should be compensated according to the following key principles:

•	that the interests of directors should be closely aligned with those of shareholders through equity-based compensation; and

•	that their compensation should approximate the median compensation paid to directors of the companies in King’s Comparator Group.

The following table describes the compensation received by our non-employee directors for 2008. Mr. Markison received no additional compensation for his service as Chairman of the Board or as a director.

(a)	(b)	(c)	(d)	(g)	(h)
			Option	All Other
	Fees Earned Or Paid	Stock Awards	Awards	Compensation	Total
Name	In Cash ($) (1)	($) (2)(3)	($) (3)(4)	($) (5)	($)

Ted G. Wood	115,400	174,665	0	0	290,065
Earnest W. Deavenport, Jr.	97,500(6)	174,665	0	0	272,165
Elizabeth M. Greetham	90,400	174,665	0	7,518	272,583
Philip A. Incarnati	83,200	174,665	0	0	257,865
Gregory D. Jordan	104,700	174,665	0	0	279,365
R. Charles Moyer	106,918	174,665	0	0	281,583
D. Greg Rooker	88,400	174,665	0	4,773	267,838

(1)	Excludes amounts paid in 2008 for service in 2007 and includes amounts paid in 2009 for service in 2008.

(2)	As of December 31, 2008, each of the non-management directors held 13,527 restricted stock units. Each restricted stock unit entitles the holder to receive one share of King’s common stock upon vesting. Restricted stock units held by Mr. Deavenport, Mr. Incarnati, Dr. Jordan and Dr. Moyer are scheduled to vest as of May 15, 2009 or earlier upon the occurrence of certain events. Restricted stock units held by Mr. Wood, Mr. Rooker and Ms. Greetham will vest on a date within six months from their respective departures from the board of directors. The grant date fair value of the restricted stock units issued to the directors during 2008 was $134,999.46 each.

(3)	The amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) and include amounts from awards granted during and prior to 2008. Assumptions used in the calculation of these amounts are described in Note 21, “Stock-Based Compensation,” to the company’s financial statements for the year ended December 31, 2008, included in the company’s Annual Report on Form 10-K that was filed with the SEC on March 2, 2009.

(4)	The following table lists the number of stock options held by each non-management director as of December 31, 2008. All options were fully exercisable as of that date.

Stock Options Held
Name	at Fiscal Year End

Ted G. Wood	26,794
Earnest W. Deavenport, Jr.	53,333
Elizabeth M. Greetham	24,904
Philip A. Incarnati	0
Gregory D. Jordan	40,000
R. Charles Moyer	53,333
D. Greg Rooker	73,333

(5)	Reflects the aggregate incremental cost to the company of the director’s personal use of corporate aircraft, including: aircraft operation; crew transportation, meals and lodging; and aircraft handling, parking, de-icing and maintenance.

(6)	Mr. Deavenport deferred 100% of this amount through the King Pharmaceuticals, Inc. Non-Employee Directors’ Deferred Compensation Plan.

Non-employee directors received an annual retainer of $38,000 and a fee of $2,000 for each board meeting they attended. They received $1,200 for each committee meeting attended. Mr. Wood received a retainer of $25,000 per year (annualized), paid quarterly, for his service as Lead Independent Director in 2008. The chair of the Audit Committee received an annual retainer of $12,000, and each other committee chair received an annual retainer of $7,500. Non-employee directors were reimbursed for reasonable and customary expenses associated with attending continuing education programs. They were also entitled to use corporate aircraft for personal use for up to 10 hours per year, but only in connection with flights for which King’s business was the primary purpose. Any such personal use was treated as compensation to the director as required by the Internal Revenue Code. The incremental cost to King of personal use of corporate aircraft by directors included: aircraft operation; crew transportation, meals and lodging; and aircraft handling, parking, de-icing and maintenance.

Restricted stock units related to King’s common stock, having in 2008 a value of approximately $135,000 at the time of grant (based upon the closing price of the common stock as of that date), are automatically granted to each non-employee director on May 15 of each year, or, if May 15 falls on a weekend or holiday, on the first business day immediately preceding May 15. Upon becoming a director (other than through re-election), a non-employee director is automatically granted, upon the first day of service as a director, the number of restricted stock units as have a value equal to the portion of the value of the annual grant which is equivalent to the fraction of a year between the first date of service and the first May 15 thereafter.

During each calendar year, non-employee directors may elect between two payout schedules for any restricted stock units to be awarded them on May 15 of the following year. Under the first alternative, the restricted stock units have a restricted period which ends on the date of the first to occur of the following events, and otherwise according to the terms of the Incentive Plan: (1) one year following the date of grant; (2) death; (3) disability; (4) the director, standing for reelection, is not reelected; (5) the director completes his or her term of office after declining to stand for reelection; (6) the director completes his or her term of office after not being nominated to stand for reelection; (7) the director completes his or her term of office, having been ineligible to stand for reelection under term limit provisions then in effect; (8) a change of control. Under the second of the payout schedule alternatives, the restricted stock units are paid out six months following the date on which service as a director ends.

Non-employee directors can participate in the King Pharmaceuticals, Inc. Non-Employee Directors’ Deferred Compensation Plan, which allows them to defer receipt of some or all fees paid for service as a member of the Board of Directors, thereby deferring the obligation to pay income taxes on these amounts. Directors can elect to defer 0%, 25%, 50%, 75% or 100% of their fees until termination of their service. Investment choices consist of a money market fund and phantom stock units. Each phantom stock unit equates to one share of King common stock valued at the closing price on the NYSE on the last trading day of the quarter. The money market fund replicates the value of the Fidelity Retirement Money Market Fund. Deferral elections must be made by the December 31st preceding the year in which deferrals are to be made. For 2008, Mr. Deavenport elected to defer 100% of his director fees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Human Resources Committee of the Board of Directors is responsible for developing compensation philosophy. Committee members since May 2008 are Earnest W. Deavenport, Jr. (Chair), Gregory D. Jordan and Ted G. Wood. No current member of the Compensation and Human Resources Committee nor any person who was a member of the Committee during 2008 is a current or former officer or employee of King. In addition, there are no relationships among our executive officers, members of the Compensation and Human Resources Committee or entities whose executives serve on the Board of Directors or the Compensation and Human Resources Committee that require disclosure under applicable SEC regulations.

EXECUTIVE OFFICERS

In addition to Mr. Markison, who serves as our President and Chief Executive Officer, the following persons serve as executive officers of King:

Joseph Squicciarino, age 53, has served as King’s Chief Financial Officer since June 2005. Prior to joining King, he was Chief Financial Officer — North America for Revlon, Inc., beginning in March 2005. From February 2003 until March 2005 he served as Chief Financial Officer — International for Revlon International, Inc. He held the position of Group Controller Pharmaceuticals — Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002. He held a variety of positions with the Bristol-Myers Squibb Company and its predecessor, the Squibb Corporation, from 1979 until 2001, including Vice President Finance, International Medicines; Vice President Finance, Europe Pharmaceuticals & Worldwide Consumer Medicines; Vice President Finance, Technical Operations; and Vice President Finance, U.S. Pharmaceutical Group. Mr. Squicciarino also serves on the Board of Directors of Zep, Inc., a publicly-held company. He is a Certified Public Accountant, a member of the New Jersey Society of Certified Public

Accountants and a member of the American Institute of Certified Public Accountants. Mr. Squicciarino graduated from Adelphi University in 1978 with a Bachelor of Science degree in Accounting.

James W. Elrod, age 48, has served as Chief Legal Officer since January 2009 and Secretary since May 2005. He was General Counsel from February 2006 until January 2009 and Acting General Counsel from February 2005 to February 2006. He previously served in various positions within King’s Legal Department, beginning in September 2003, including Vice President, Legal Affairs. Prior to joining King, he served in various capacities at Service Merchandise Company, Inc. including Vice President, Legal Department. He previously practiced law in Nashville, Tennessee. Mr. Elrod earned a Juris Doctor degree from the University of Tennessee and a Bachelor of Arts degree from Berea College.

Stephen J. Andrzejewski, age 43, has served as Chief Commercial Officer since October 2005. He was previously Corporate Head, Commercial Operations, commencing in May 2004. Prior to joining King, Mr. Andrzejewski was Senior Vice President, Commercial Business at Endo Pharmaceuticals Inc., starting in June 2003. He previously served in various positions with Schering-Plough Corporation beginning in 1987, including Vice President of New Products and Vice President of Marketing, and had responsibility for launching the Claritin® product. Mr. Andrzejewski graduated cum laude from Hamilton College with a Bachelor of Arts degree in 1987 and in 1992 graduated from New York University’s Stern School of Business with a Master of Business Administration degree.

Frederick Brouillette, Jr., age 58, has served as Corporate Compliance Officer since August 2003. He was Executive Vice President, Finance from January 2003 until August 2003 and, prior to that, Vice President, Risk Management beginning in February 2001. Before joining King, Mr. Brouillette, a Certified Public Accountant, was with PricewaterhouseCoopers LLP for 4 years, serving most recently in that firm’s Richmond, Virginia office providing internal audit outsourcing and internal control consulting services. He was formerly a chief internal audit executive for two major public corporations and served for 12 years in the public accounting audit practice of Peat, Marwick Mitchell & Co., the predecessor firm to KPMG. Mr. Brouillette is a member of the Virginia Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Institute of Internal Auditors. He graduated with honors from the University of Virginia’s McIntire School of Commerce in 1973 with a Bachelor of Science degree in accounting.

Eric J. Bruce, age 52, has served as President, Alpharma Animal Health since February 2009. He was the Chief Technical Operations Officer from June 2005 until February 2009. Prior to joining King, Mr. Bruce was Vice President of Operations for Mallinckrodt Pharmaceuticals, a position he had occupied since 2000. Previously, he was Vice President of Manufacturing for Kendall Health Care from 1997 until 2000, and from 1996 until 1997 he held various positions with INBRAND, including that of Senior Vice President of Manufacturing. Mr. Bruce graduated from the Georgia Institute of Technology in 1978 with a Bachelor of Science degree in Industrial Management.

Eric G. Carter, M.D., Ph.D., age 57, has served as King’s Chief Science Officer since January 2007. Prior to joining King, he held several positions with GlaxoSmithKline commencing in 1999, most recently as Vice President and Global Head, Clinical Development and Medical Affairs, Gastroenterology, R&D. His earlier experience at GlaxoSmithKline included North American responsibility for Gastroenterology and for emerging therapeutic areas. Dr. Carter has served as a Clinical Associate Professor at the University of North Carolina for the Division of Digestive Diseases and Nutrition, School of Medicine. He previously held academic positions with the University of California, where he was responsible for establishing and directing many research programs. After earning a bachelor’s degree in Biochemistry from the University of London, Dr. Carter received his medical degree from the University of Miami and a doctor of philosophy degree from the University of Cambridge. He obtained board certification from the American Board of Internal Medicine, Gastroenterology and Clinical Nutrition and has authored or co-authored more than 50 scientific publications.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors, as well as owners of 10% or more of our common stock, are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) requires these persons to file with the SEC reports of their holdings and transactions in King Pharmaceuticals, Inc. common stock and options. Based on our records and representations from these persons, we believe that SEC beneficial ownership reporting requirements for 2008 were met, except with respect to one inadvertent late Form 4 filing each by Messrs. Brouillette, Bruce, Green and Markison, related to shares withheld for the payment of taxes as the result of the vesting of certain restricted shares.

PROPOSAL 1 — ELECTION OF CLASS I AND CLASS II DIRECTORS

The Board of Directors has nominated the following persons to stand for election at the 2009 annual meeting of shareholders, to serve until the 2010 annual meeting of shareholders, or until the directors’ respective successors are elected and qualified:

Class I:	R. Charles Moyer
D. Gregory Rooker
Ted G. Wood

Class II:	Earnest W. Deavenport, Jr.
Elizabeth M. Greetham

Information about the persons nominated for election as Class I and Class II directors, along with information about the Class III directors whose terms will continue after the 2009 annual meeting of shareholders, is provided beginning on page 4.

Unless authority to vote for any of these nominees is withheld, the shares represented by proxies will be voted FOR the election of the persons listed above. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock represented at the annual meeting.

The Board of Directors recommends a vote FOR the election
of each of the persons listed above.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2009. The Board proposes that the shareholders ratify this appointment.

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2008. We expect that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the company’s annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2008	2007

Audit fees (1)	$2,329,857	$1,516,774
Audit related fees (2)	576,150	24,032
Tax fees (3)	248,670	295,847
All other fees (4)	1,212,867	370,573

Total	$4,367,544	$2,207,226

(1)	Audit fees relate to work performed for the audit of financial statements or to services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or in connection with its audit engagement.

(2)	Audit related fees consisted principally of: assurance and related services that are reasonably related to the performance of the audit or review of financial statements; including employee benefit plan audits; due diligence assistance services in connection with King’s acquisition of Alpharma Inc.; and special procedures required to meet certain regulatory requirements.

(3)	Fees for professional services rendered by the independent registered public accounting firm for tax compliance, tax advice, and tax planning.

(4)	All other fees in 2008 and 2007 consisted of: subscriptions to services; fees associated with service as Independent Review Organization in connection with the requirements of the Corporate Integrity Agreement between King and the Office of Inspector General of the United States Department of Health and Human Services; and fees associated with integration assistance services in connection with King’s acquisition of Alpharma Inc.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for retaining, compensating, terminating and overseeing the work of our independent registered public accounting firm, and for pre-approving audit, audit-related and permitted non-audit services rendered by that firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before the company or any of its subsidiaries engages the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policy. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee. Each year, the Audit Committee reviews, and updates as necessary, a policy defining all Audit, Audit-related, Tax and All Other services that have the general or specific pre-approval of the Audit Committee. The Audit Committee specifically pre-approves the terms of audit services engagements, including quarterly reviews and Section 404 attestation services and approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters, from one year to the next. As regards the other kinds of services, while the Audit Committee believes that the independent registered public accounting firm can provide services such as assurance and related services, tax compliance and planning, and other permissible non-audit services that are routine and recurring without impairing the auditor’s independence, the Audit Committee carefully scrutinizes the scope of each proposed type of service prior to granting either general or specific pre-approval. In particular, the Audit Committee considers the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence. When the Audit Committee has approved an estimated fee for a service, the pre-approval applies to all services described in the approval. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee. Requests to provide services that require specific approval by the Audit Committee must be submitted jointly to the Audit Committee by the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence. In 2008 and 2007 the Audit Committee approved all services provided by PricewaterhouseCoopers LLP, the fees for which are reflected in the table above.

In the event the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative votes of the shares of common stock present
or represented by proxy at the meeting must exceed the opposing votes in order to ratify the appointment of the independent registered public accounting firm.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL 3 —	NON-BINDING SHAREHOLDER PROPOSAL REQUESTING THE ADOPTION OF A MAJORITY VOTING STANDARD IN THE ELECTION OF DIRECTORS

King has been advised that a shareholder intends to present the following proposal at the meeting. King will furnish the name, address and number of shares held by the proponent upon receipt of a request for this information directed to William L. Phillips III, Assistant Secretary, King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee 37620.

RESOLVED:  That the shareholders of King Pharmaceuticals (the “Company”) hereby request that the board of directors amend the Company’s governing documents and take such other steps as may be necessary to provide that at each shareholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation.

Supporting Statement

King Pharmaceuticals uses a “plurality vote” standard to elect directors. Thus, in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely “withhold” support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.

This proposal asks the Board to adopt a “majority vote” policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast “for” a nominee must exceed the number of votes cast “against” a nominee. If the only options are to vote “yes” or to “withhold” support, then a “withhold” vote would count as a vote “against” the nominee.

In our view, an effective majority vote policy also requires incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that “vacancy” until his or her successor is chosen.

Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.

Majority voting has been adopted by dozens of companies in recent years. In our view, such a “majority vote” standard in director elections would give shareholders a more meaningful role in the director election process. We believe that this Company should make appropriate changes to its governing documents to empower shareholders here.

We urge your support for this important director election reform.

Board of Directors’ Response

THE BOARD OF DIRECTORS OPPOSES THE NON-BINDING PROPOSAL AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE PROPOSAL FOR THE REASONS STATED BELOW.

The Board of Directors (the “Board”) has carefully considered the non-binding proposal requesting the adoption of a majority voting standard in the election of directors. For the reasons outlined below, the Board does not believe that adoption of the proposal is in the best interests of the company and its shareholders. The Board believes the plurality vote standard continues to be the best standard for electing the company’s directors, especially given shareholders’ current important role in the identification, nomination and election of directors and the Board’s processes for ensuring the quality of nominees and sitting directors. The Board also believes a change in the voting standard is unnecessary and could in fact lead to unintended and undesirable consequences.

The company already has numerous processes in place to ensure the quality of nominees to the Board.

The Board believes that the quality of the company’s directors is significantly more important than the voting standard used to elect them, and that the existing processes for identification, evaluation and nomination of director candidates are very rigorous.

There are rigorous processes in place that provide for the participation of shareholders in the identification and evaluation of director candidates. Under provisions of the company’s bylaws, shareholders may nominate persons to stand for election as director. Alternatively, shareholders may also submit the names of director candidates to the Board’s Nominating and Corporate Governance Committee for consideration as nominees of the Board. The Committee evaluates these candidates using the same standards as for all other potential nominees, considering the candidates’ education, business experience, character and integrity, familiarity with public companies as well as other pertinent criteria. The Board has in the past also retained nationally-recognized firms to assist it in locating highly-qualified director candidates.

The Board has already implemented, or is implementing, numerous governance processes that help ensure the robustness of the Board, including a variety of shareholder-requested changes to governance processes. Many of these changes focus on ensuring the quality of both director nominees and sitting directors. Examples of these provisions are as follows:

▪	In 2007, the Board recommended, and shareholders approved, an amendment to the company’s charter by which director terms are shortened, as they expire, from three years to one year. In 2010, all directors will stand for election annually.

▪	Directors, other than the Chief Executive Officer, may not serve on the Board for more than 15 consecutive one-year terms.

▪	Directors may not sit on more than three public, for profit corporate boards at any one time, and the CEO may not sit on more than two.

▪	The company has adopted director independence standards which are more stringent than those required by the New York Stock Exchange, the exchange on which the company’s common stock trades.

▪	The Board has determined that, if the Chairman of the Board is not an independent director, the Board shall appoint a Lead Independent Director, whose duties include regularly meeting with the Chairman of the Board; facilitating communications among members of the Board; advising the Chairman of the Board as to an appropriate schedule of Board meetings; consulting with the Chairman of the Board in establishing agendas for Board meetings and consulting with the chair of each Committee in establishing agendas for Committee meetings; directing the provision of any materials to the Board that he or she determines to be necessary for the independent directors to effectively and responsibly perform their duties; and acting as liaison between the independent directors and the Chairman of the Board.

▪	Directors are required regularly to attend director education programs.

The Board believes that the majority voting standard contemplated by the proposal could result in a number of unintended or undesirable consequences, as summarized below.

A majority voting standard could result in election outcomes that reflect the interests of a minority of shareholders rather than the majority. While the proposal may appear straightforward, the Board believes it may not achieve its stated intent. For example, under a majority voting standard, a single-issue activist would need to mobilize only a minority of the company’s shareholders to achieve “AGAINST” votes from a majority of the votes cast. Consequently, a minority of the company’s shares outstanding could act to defeat a director’s election. The Board believes it is unlikely shareholders generally want the consequence of a single-issue message to be the actual failure to elect a particular director or group of directors, especially given that the current plurality vote standard allows shareholders to nonetheless register dissatisfaction by means of a “withhold” vote for one or more directors. Further, such “vote-no” campaigns against the election of one or more of the Board’s director nominees could force the company to employ a proactive telephone solicitation, a second mailing or other strategies to obtain the required votes. The result would be increased spending for routine elections, which is not the best expenditure of the company’s resources.

A majority voting standard could cause significant disruptions in the functioning of the Board or make it impossible for the company to comply with applicable regulations. The proposal fails to take into account the fact that vacancies resulting from the adoption of majority voting standard could be highly disruptive and could interfere with the functioning of the Board and the company. Further, the Board may face multiple simultaneous resignations or vacancies, which might result in a failure by the company to meet New York Stock Exchange listing requirements relating to the independence and financial literacy of directors. In contrast, the company’s current voting and corporate governance structure, under which shareholders may express dissatisfaction with directors or nominees by withholding votes for them, allows a stable Board to carefully evaluate appropriate responses to shareholder dissatisfaction and avoids potential regulatory violations.

A majority voting standard could create undesirable consequences in light of proposed NYSE broker voting rules.  The consequences of adopting a majority voting standard may not be fully understood in light of a proposed NYSE rule that has been approved by the Exchange and is being reviewed by the SEC. Under the proposed rule, a broker would not be permitted to vote the shares of an account holder for the election of directors if the account holder has not provided voting instructions to his or her broker. If adopted, this rule is expected to result in far fewer votes being cast in future director elections because brokers representing investors will no longer be able to cast the typically large number of votes for which the account holder did not respond to the request for voting instructions. Consequently, by significantly reducing the number of votes cast, this NYSE rule, if adopted, may allow a minority of shares or a single-issue activist to defeat the election of a director or group of directors, resulting in an outcome that may be unfair to the majority of shareholders or inconsistent with the company’s long-term goals.

Plurality voting is the predominant method of voting at public companies.

Plurality voting is the predominant voting standard for public companies, particularly among those of the company’s size. The plurality voting standard yields a voting result that is certain and delivers election results in a simple, efficient and transparent manner. Moreover, the rules governing plurality voting are well understood by shareholders. Every year, thousands of companies and millions of individual voters, with varying levels of sophistication, cast their votes for the election of directors, and under the plurality system all voters know exactly what to do. Moving to a majority voting standard could jeopardize the simplicity, certainty and efficiency of the current plurality system.

In 2006, a committee of the American Bar Association conducted a study of the majority voting standard and recommended that plurality voting continue to be the standard for corporations that have not voluntarily adopted a different standard. According to the committee, “it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

For the reasons stated above, the Board of Directors unanimously recommends that you vote AGAINST this proposal.

The affirmative votes of the shares of common stock present
or represented by proxy at the meeting must exceed the opposing votes in order to approve this non-binding shareholder proposal.

The Board of Directors recommends a vote AGAINST this proposal.

OTHER MATTERS

The Board knows of no matters which will be presented at the annual meeting other than those discussed in this proxy statement. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

A copy of our Annual Report on Form 10-K for fiscal 2008 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice of Availability of Proxy Materials. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.

We filed our Annual Report on Form 10-K with the SEC on March 2, 2009. We will mail without charge, upon the request of a shareholder, a copy of our Annual Report on Form 10-K for fiscal 2008, without exhibits. Requests should be directed to Broadridge Financial Solutions, Inc. at (800) 579-1639.

BY ORDER OF THE BOARD OF DIRECTORS

James W. Elrod
Chief Legal Officer and Secretary

Bristol, Tennessee
April 23, 2009

KING PHARMACEUTICALS, INC. 501 FIFTH STREET BRISTOL, TN 37620
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by King Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to King Pharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are not voting via telephone or the Internet, please detach along perforated line and mail in the envelope provided promptly as votes submitted by mail must be received prior to the annual meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M13523-P76743	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

KING PHARMACEUTICALS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 AND A VOTE “AGAINST” PROPOSAL 3.		☐	☐	☐

Vote on Directors

1.	Election of Directors

Nominees:
01) R. Charles Moyer 04) Earnest W. Deavenport, Jr. 02) D. Gregory Rooker 05) Elizabeth M. Greetham 03) Ted G. Wood

Vote on Proposals		For	Against	Abstain

2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2009.	☐	☐	☐

3.	Non-binding shareholder proposal requesting the adoption of a majority voting standard in the election of directors.	☐	☐	☐

Note:
Please sign exactly as name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

KING PHARMACEUTICALS, INC.
ANNUAL MEETING OF SHAREHOLDERS
JUNE 4, 2009, 9:00 A.M. EASTERN DAYLIGHT TIME
Directions to The Umstead Hotel
100 Woodland Pond
Cary, North Carolina 27513
Tel: 919-447-4000
From RDU International Airport: Take I-40 East to Exit 287 (North Harrison Avenue). Turn right onto North Harrison Avenue. At the first traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.
Traveling on I-40 East: Follow I-40 East to Exit 287 (North Harrison Avenue). Turn right onto North Harrison Avenue. At the first traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.
Traveling on I-40 West: Follow I-40 West to Exit 287 (North Harrison Avenue). Turn left onto North Harrison Avenue. At the second traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.
Traveling on I-95 North: Follow I-95 North into North Carolina. Take I-40 West to Exit 287 (North Harrison Avenue). Turn left onto North Harrison Avenue. At the second traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.
Traveling on I-85 North: Follow I-85 North towards Durham, NC. From Durham, take Durham Freeway South (Hwy 147 South) to I-40 East. Follow I-40 East to Exit 287 (North Harrison Avenue). Turn right onto North Harrison Avenue. At the first traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.
Traveling on I-85 South: Follow I-85 South to Durham, NC. From Durham, take Durham Freeway South (Hwy 147 South) to I-40 East. Follow I-40 East to Exit 287 (North Harrison Avenue). Turn right onto North Harrison Avenue. At the first traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.
Traveling on I-95 South: Follow I-95 South into North Carolina. Take I-40 West to Exit 287 (North Harrison Avenue). Turn left onto North Harrison Avenue. At the second traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
If you choose to attend the shareholders’ meeting, you will be required to present this Notice Regarding Internet Availability of Proxy Materials and valid photographic identification.

M13524-P76743

ANNUAL MEETING OF SHAREHOLDERS OF
KING PHARMACEUTICALS, INC.
June 4, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
      The undersigned appoints each of James W. Elrod and William L. Phillips III, or either of them, with full power of substitution and revocation as Proxy, to vote all shares of stock standing in my name on the books of King Pharmaceuticals, Inc. (the “Company”) at the close of business on March 30, 2009, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at The Umstead Hotel, 100 Woodland Pond, Cary, North Carolina, on Thursday June 4, 2009, at 9:00 a.m., Eastern Daylight Time, and at any and all adjournments, upon the matters set forth in the notice of the meeting. The Proxy is further authorized to vote according to the recommendation of management as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.
      The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of King Pharmaceuticals, Inc. and the related Proxy Statement.
      THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD AS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)